As filed with the United States Securities and Exchange Commission on December 1, 2004
Registration No. 333-114794

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549
Pre-Effective Amendment No. 1
To
Post-Effective Amendment No. 2
To
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SAFEGUARD SCIENTIFICS, INC.
(Exact name of Registrant as specified in its charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	23-1609753 (I.R.S. Employer Identification No.)
800 The Safeguard Building
435 Devon Park Drive
Wayne, Pennsylvania 19087-1945
(610) 293-0600
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Karen M. Keating, Esq.
800 The Safeguard Building
435 Devon Park Drive
Wayne, Pennsylvania 19087-1945
(610) 293-0600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)
Copies to:
Richard B. Aldridge, Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103-2921
(215) 963-5000
          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

PROSPECTUS

SAFEGUARD SCIENTIFICS, INC.

$150,000,000

2.625% Convertible Senior Debentures Due 2024, and
the Common Stock Issuable Upon Conversion of the Debentures

          We issued the debentures in a private placement on February 18, 2004. Selling securityholders will use this prospectus to resell their debentures and the shares of our common stock issuable upon the conversion of their debentures at market prices prevailing at the time of sale, fixed or varying prices determined at the time of sale, or at negotiated prices. The selling securityholders may sell the debentures or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts or commissions. We will not receive any proceeds from the offering.

          The debentures are our senior, unsecured obligations. The debentures rank equal in right of payment with all of our senior unsecured indebtedness. The debentures are effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the assets securing that indebtedness, and to all of the existing and future indebtedness and other liabilities of our subsidiaries.

          The debentures bear interest at the rate of 2.625% per annum from February 18, 2004, the date of original issuance. We will pay interest on the debentures on March 15 and September 15 of each year. The first interest payment was made on September 15, 2004. The debentures are issued only in denominations of $1,000 and integral multiples of $1,000.

          From March 20, 2009, to, but excluding, March 20, 2011, we may redeem any of the debentures if the closing sale price of our common stock exceeds 140% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give our notice of redemption, including the last trading day of such period. Beginning March 20, 2011, we may redeem any of the debentures at any time or from time to time in whole or in part without regard to the closing sale price of our common stock. Upon any redemption of the debentures, we will pay a redemption price of 100% of their principal amount, plus accrued and unpaid interest, and additional interest paid as liquidated damages, if any.

          Holders of the debentures may require us to repurchase their debentures on March 21, 2011, March 20, 2014 and March 20, 2019, or at any time prior to their maturity following a designated event, as defined in this prospectus, at a repurchase price of 100% of their principal amount, plus accrued and unpaid interest, and additional interest paid as liquidated damages, if any.

          The debentures mature on March 15, 2024 unless earlier redeemed, repurchased or converted. Holders of the debentures may convert their debentures into shares of our common stock at a conversion rate of 138.5540 shares per $1,000 principal amount of debentures, subject to adjustment, before the close of business on March 14, 2024 only under the following circumstances: (i) during any fiscal quarter commencing after June 30, 2004, if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding fiscal quarter; (ii) subject to certain exceptions, during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of the debentures for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures; (iii) if the debentures have been called for redemption; (iv) if our common stock (or other common stock into which the debentures are then convertible) ceases to be listed for trading on a U.S. national securities exchange and is not approved for trading on the Nasdaq National Market; or (v) upon the occurrence of certain corporate transactions.

          An investment in the securities offered under this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 10.

          The debentures are not listed on any securities exchange or included in any automated quotation system. The debentures are eligible for trading on The PORTALSM Market. Our common stock trades on the New York Stock Exchange under the symbol “SFE.” On November 29, 2004, the closing sale price of our common stock on the New York Stock Exchange was $2.01.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2004.

You should rely only upon the information provided in this prospectus or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus.

FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we incorporate by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about our company, the industries in which we operate and other matters, as well as management’s beliefs and assumptions and other statements regarding matters that are not historical facts. These statements include, in particular, statements about our plans, strategies and prospects under the heading “Risk Factors” included or incorporated in this prospectus. For example, when we use words such as “projects,” “annualize,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “should,” “would,” “could,” “will,” “opportunity,” “potential” or “may,” variations of such words or other words that convey uncertainty of future events or outcomes, we are making forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Our forward-looking statements are subject to risks and uncertainties. Factors that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulation and legal liabilities, additional financing requirements, labor disputes, the impact of the disposition of our interest in CompuCom Systems, Inc. and the effect of economic conditions in the business sectors in which our companies operate, which are discussed below under the caption “Risk Factors.” Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance.

     All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     In this prospectus, we “incorporate by reference” the information we file with the SEC, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the documents containing this information. All information incorporated by reference is deemed to be a part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information we file with the SEC and incorporate later. We incorporate by reference into this prospectus the documents listed below and any documents we file subsequently with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated (excluding any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K):

Our SEC Filings	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2003, as amended.

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

Current Reports on Form 8-K	Filed with the SEC on January 28, 2004, February 11, 2004, February 12, 2004, February 24, 2004, March 15, 2004, April 12, 2004, April 15, 2004, April 26, 2004, May 5, 2004 (relating to the appointment of Anthony Ibarguen as Chief Executive Officer and President of Alliance Consulting Group Associates, Inc.) May 17, 2004, May 28, 2004, July 15, 2004, July 23, 2004, August 2, 2004, September 9, 2004, October 5, 2004 (one relating to amendments to certain loan agreements with Comerica Bank and the other relating to, among other things, the closing of the CompuCom transaction (which was amended on October 12, 2004)), October 25, 2004, October 28, 2004 and November 19, 2004.

The description of the common stock contained on Form 8-A	As has been filed with the SEC and amended from time to time.

     You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available on the Internet at the SEC’s website at www.sec.gov.

     You may also request a copy of each document incorporated by reference in this prospectus at no cost, by writing or calling us at the following address or telephone number:

Safeguard Scientifics, Inc.
800 The Safeguard Building
435 Devon Park Drive
Wayne, Pennsylvania 19087
Telephone: (610) 293-0600
www.safeguard.com
Attention: Investor Relations

     Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

SUMMARY

     This prospectus summary highlights information incorporated by reference or contained elsewhere in this prospectus. This summary is not complete and is qualified in its entirety by, and should be read in conjunction with, the more detailed information about us and the debentures, including the section entitled “Risk Factors” and our financial information, appearing elsewhere in this prospectus, as well as the information incorporated by reference in this prospectus.

Safeguard Scientifics, Inc.

     We seek to create long-term shareholder value by taking controlling interests primarily in information technology and life sciences companies and helping them develop through superior operations and management. We sponsor companies at the leading edge of technology cycles and work to accelerate the commercialization of their technology-based solutions, products and services. Our value creation strategy is designed to drive superior growth at our companies by providing leadership and counsel, capital support and financial expertise, strategic guidance and operating discipline, access to best practices and industry knowledge, we offer a range of operational and management services to each of our companies through a team of dedicated professionals. We engage in an ongoing planning and assessment process through our involvement and engagement in the development of our companies, and our executives provide mentoring, advice and guidance to develop the management of our companies.

     In general, we continue to hold our ownership interest in companies as long as we believe that the company meets our strategic criteria and that we can leverage our resources to assist them in achieving superior financial performance and value growth. When a company no longer meets our strategic criteria, we consider divesting the company and redeploying the capital realized in other acquisition and development opportunities. We may achieve liquidity events through a number of means, including a sale of an entire company or sales of our interest in a company, which may include, in the case of our public companies, sales in the open market or in privately negotiated sales, and public offerings of the company’s securities.

Consolidated Companies

     We focus our resources on the operations of our consolidated, majority-owned companies in order to assist them in increasing market penetration, growing revenue, improving cash flow and creating long-term value growth. We see growing market opportunities for companies that operate in the following two categories:

•	Information Technology (which we previously referred to as “Business Decision Solutions”). Companies focused on developing complex information technology, software and service solutions that deliver specialized information that becomes the basis for business decision-making. Our companies specialize in the financial services, healthcare, life sciences, telecommunications and retail industries and include a full service information technology services and consulting company; and

•	Life Sciences. Companies focused on drug formulation or delivery techniques, specialty pharmaceuticals, diagnostics or bioinformatics.

     We previously referred to these companies as our “strategic” companies. We generally acquire majority ownership positions in consolidated companies through expansion capital, buyouts, recapitalizations or other structures.

     Many of our companies that we account for under the equity method or consolidation method are technology-related companies that have incurred substantial losses in prior periods. We expect these losses to continue in 2004. In addition, we expect to continue to acquire interests in more technology-related companies that may have operating losses when we acquire them. We also expect certain of our existing companies to continue to invest in their products and services and to recognize operating losses related to those activities. As a result, our operating losses attributable to our corporate operations, our equity accounted subsidiaries and our consolidated subsidiaries could continue to be significant. It is reasonably possible that the impairment factors evaluated by management will change in subsequent periods, given that we operate in a volatile business environment. This could result in additional material impairment charges in future periods. Our financial results are also affected by acquisition or dispositions of our subsidiaries or equity or debt interests in our subsidiaries. These transactions have resulted in significant volatility in our financial results, which we expect will continue.

Other Holdings and Activities

     We hold interests in a number of other companies (which we formerly referred to as “legacy,” or as “non-strategic” companies), which are companies that do not currently operate in the strategic categories described above, or that operate in our strategic categories but in which we generally own less than a majority interest. We may also seek to opportunistically divest our interests in our other companies. In addition, we participate in earlier stage technology development through our interests in several affiliated private equity funds. We currently have no intention of committing new investments in additional private equity funds and may seek to reduce our current ownership interest in, and our existing commitments to, the private equity funds in which we hold interests.

Recent Developments

     Pursuant to the Agreement and Plan of Merger, dated as of May 27, 2004 (the “Merger Agreement”), among CompuCom Systems, Inc. (“CompuCom”), CHR Holding Corporation (“Parent”) and CHR Merger Corporation (“Merger Subsidiary”), on October 1, 2004, Merger Subsidiary was merged into CompuCom, each outstanding share of CompuCom’s common stock was converted into the right to receive $4.60 in cash, without interest, and each outstanding share of CompuCom’s series B convertible preferred stock was converted into the right to receive $10.00 per share in cash ($15 million in the aggregate), plus accrued and unpaid dividends, without interest. Upon consummation of the CompuCom merger, CompuCom became a wholly owned subsidiary of Parent, which in turn is an affiliate of Platinum Equity, LLC (“Platinum”). We are not affiliated with Platinum or any of Platinum’s affiliates.

     We received approximately $128 million in gross cash proceeds for our common and preferred CompuCom shares in the merger. In addition, we received approximately $2 million from Warren V. Musser as a result of the disposition by Mr. Musser in the CompuCom Merger of 443,283 shares of CompuCom common stock held by him which were pledged to us as collateral for a loan we made in 2001 to Mr. Musser. These additional proceeds were used to reduce the outstanding amount of the loan.

     Pursuant to the terms of the indenture governing the debentures, we are required, within 12 months of the closing of the CompuCom merger, to use approximately $54.8 million of the proceeds received from the CompuCom divestiture to redeem our outstanding 5.0% Convertible Subordinated Notes due June 15, 2006. On October 12, 2004, we gave notice to the trustee that we intend to redeem all of the outstanding notes on November 12, 2004 for cash at a price of 100.83% of par, plus accrued interest to the date of redemption as provided for in the indenture governing the notes. On November 12, 2004, the notes were retired.

     On October 20, 2004, we agreed to acquire the business and substantially all of the assets of Laureate Pharma L.P. (“Laureate Pharma”) of Princeton, New Jersey for approximately $29.5 million in cash, subject to adjustment, pursuant to an Asset Purchase Agreement, dated as of October 20, 2004 (the “Purchase Agreement”), by and among us, Biopharma Acquisition Company, Inc., our wholly owned subsidiary, Laureate Pharma and Purdue Pharma L.P. Laureate Pharma is a privately held bioprocessing and drug delivery services company dedicated to supporting the development and commercialization of new pharmaceuticals and diagnostics. The transaction is subject to customary closing conditions and is expected to close in early December 2004.

Our Corporate Information

     We were incorporated in the Commonwealth of Pennsylvania in 1953. Our corporate headquarters are located at 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087. Our website is www.safeguard.com. Information on our website or any other website mentioned herein does not constitute part of this prospectus.

The Offering

Issuer	Safeguard Scientifics, Inc., a Pennsylvania corporation.

Securities Offered	$150,000,000 principal amount of 2.625% Convertible Senior Debentures due 2024.

Original Issue Date	February 18, 2004.

Maturity Date	March 15, 2024, unless earlier redeemed, repurchased or converted.

Interest	2.625% per annum on the principal amount, from February 18, 2004, payable semi-annually in arrears in cash on March 15 and September 15 of each year, beginning September 15, 2004.

Ranking	The debentures are our senior, unsecured obligations and rank equally in right of payment with all of our existing and future senior, unsecured indebtedness. The debentures are junior to any of our secured obligations to the extent of the collateral pledged and are effectively subordinated to all liabilities of our subsidiaries, including their trade payables.

Conversion	You may convert the debentures into shares of our common stock, par value $0.10 per share, at a conversion rate of 138.5540 shares per $1,000 principal amount of debentures (representing a conversion price of approximately $7.2174), subject to adjustment, prior to the close of business on the business day immediately preceding the final maturity date only under the following circumstances:

•	during any fiscal quarter commencing after June 30, 2004, and only during such fiscal quarter, if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding fiscal quarter; or

•	during the five business days after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of debentures for each day of such measurement period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures; provided, however, you may not convert your debentures in reliance on this provision if on any day during such measurement period the closing sale price of our common stock was between 100% and 120% of the then current conversion price of the debentures; or

•	if the debentures have been called for redemption; or

•	if our common stock (or other common stock into which the debentures are then convertible) ceases to be listed for trading on a U.S. national securities exchange and is not approved for trading on the Nasdaq National Market; or

•	upon the occurrence of specified corporate transactions described under “Description of Debentures — Conversion of Debentures — Conversion Upon Specified Corporate Transactions.”

Sinking Fund	None.

Optional Redemption	We may not redeem any debentures before March 20, 2009. From March 20, 2009 to, but excluding, March 20, 2011, we may redeem some or all of the debentures, but only if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give our redemption notice exceeds 140% of the conversion price of the debentures, subject to adjustment in a number of circumstances as described under “Description of the Debentures — Conversion of Debentures — Conversion Rate Adjustments.” Beginning March 20, 2011, we may redeem some or all of the debentures at any time or from time to time, without regard to the closing sale price of our common stock. We will give not less than 30 nor more than 60 days notice of any redemption, and we will pay a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, and additional interest paid as liquidated damages, if any, up to, but excluding, the redemption date.

Designated Event	If a designated event (as described under “Description of Debentures — Repurchase at Option of the Holder Upon a Designated Event”) occurs prior to maturity, you may require us to purchase all or part of your debentures at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, and additional interest paid as liquidated damages, if any, up to, but excluding, the repurchase date.

Repurchase at the Option of the Holder	You may require us to repurchase the debentures on March 21, 2011, March 20, 2014 and March 20, 2019, at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, and additional interest paid as liquidated damages, if any, to, but excluding the repurchase date. See “Description of Debentures —

Repurchase at Option of the Holder.”

Use of Proceeds Upon Sales of Interests in Our Non-Strategic Companies	If we sell our interest in certain of our companies and the aggregate book value of the interest being sold, when added to the aggregate book value of all interests in such company sold in the preceding twelve months, exceeds $50,000,000, we will use the net cash proceeds of such sale as specified under “Description of Debentures — Use of Proceeds Upon Sales of Interests in Our Non-Strategic Companies.”

Use of Proceeds	We will not receive any of the proceeds from the sale by any selling securityholder of the debentures or the shares of common stock issuable upon conversion of the debentures. See “Use of Proceeds.”

Registration Rights	We have agreed to file a shelf registration statement, of which this prospectus is a part, with the SEC covering the resale of the debentures and the common stock issuable upon conversion of the debentures. We have also agreed to use our reasonable best efforts to have the registration statement declared effective and to use our reasonable best efforts to keep the shelf registration statement effective for a specified period.

We are required to pay additional interest as liquidated damages if we fail to keep the shelf registration statement effective during the specified time periods. If you convert debentures to common stock on any date when we are required to pay additional interest as liquidated damages, you will not be entitled to the additional interest as liquidated damages, but you will instead receive additional shares upon conversion.

PORTAL Trading of Debentures	The debentures are eligible for trading in The PortalSM Market of the National Association of Securities Dealers, Inc.

New York Stock Exchange Symbol for our Common Stock	“SFE.”

Risk Factors

     You should carefully consider all of the information contained or incorporated by reference in this prospectus prior to investing in the debentures. In particular, we urge you to carefully consider the information under “Risk Factors,” beginning on page 10 of this prospectus, so that you understand the risks associated with an investment in our company and the debentures.

Ratio Of Earnings To Fixed Charges

     The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. These computations include us and our subsidiaries. For the purposes of this calculation, “earnings” means pretax income from operations before adjustment for minority interests and equity (income) loss. The term “fixed charges” means the sum of interest on indebtedness and a portion of rents representative of the interest factor. The deficiencies of net earnings to cover fixed charges for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 and the nine months ended September 30, 2004 were $68,998, $67,876, $60,362, $81,531, $36,691 and $44,621 respectively (in thousands).

RISK FACTORS

     You should carefully consider the information set forth below before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially harmed, and the value of our securities may decline. You should also refer to other information included or incorporated by reference in this prospectus.

Risks Related to Our Business

     Our business depends upon the performance of our companies, which is uncertain.

     If our companies do not succeed, the value of our assets could be significantly reduced and require substantial impairments or write-offs, and our results of operations and the price of our common stock could decline. The risks relating to our companies include:

•	many of our companies have a history of operating losses or a limited operating history and may never be profitable;

•	intensifying competition affecting the products and services our companies offer could adversely affect their businesses, financial condition, results of operations and prospects for growth;

•	inability to adapt to the rapidly changing marketplaces;

•	inability to manage growth;

•	the need for additional capital to fund their operations, which we may not be able to fund or which may not be available from third parties on acceptable terms, if at all;

•	inability to protect their proprietary rights and infringing on the proprietary rights of others;

•	certain of our companies could face legal liabilities from claims made against their operations, products or work;

•	the impact of economic downturns on their operations, results and growth prospects;

•	inability to attract and retain qualified personnel; and

•	government regulations and legal uncertainties may place financial burdens on the businesses of our companies.

     These risks are discussed in greater detail under the caption “— Risks Related to Our Companies” below.

The identity of our companies and the nature of our interests in them could vary widely from period to period.

     As part of our strategy, we continually assess the value to our shareholders, and to the owners of our companies, of our interests in our companies. We also regularly evaluate alternate uses for our capital resources. As a result, depending on market conditions, growth prospects and other key factors, we may, at any time, change the companies in which we strategically focus, liquidate our interests in any of our companies or otherwise change the nature of our interests in our companies. Therefore, the identity of our companies and the nature of our interests in them could vary significantly from period to period.

Our companies currently do not provide us with any cash flow from their operations so we rely on cash on hand, liquidity events and our ability to generate cash from capital raising activities to finance our operations.

     We need capital to invest in new companies, to make additional investments in, or advances to, our existing companies and private equity funds, and to finance our corporate overhead. We also need cash to service and repay our outstanding debt. On November 12, 2004, we used the proceeds of our sale of CompuCom stock to repurchase our remaining outstanding 5.0% Convertible Subordinated Notes due June 15, 2006. As a result, we have substantial cash requirements. Our companies currently do not provide us with any cash flow from their operations. To the extent our companies generate any cash from operations, they generally retain the funds to develop their own businesses. As a result, we must rely on cash on hand, liquidity events and new capital raising activities to meet our cash needs. If we are unable to find ways of monetizing our investments or to raise additional capital on attractive terms, we may face liquidity issues that will require us to curtail our new business efforts, constrain our ability to execute our business strategy and limit our ability to provide financial support to our existing companies.

Fluctuations in the price of the common stock of our publicly traded companies may affect the price of our common stock.

     The aggregate market value of our equity interests in our publicly traded companies was $57.4 million as of November 29, 2004. Fluctuations in the market price of the common stock of our publicly traded companies are likely to affect the price of our common stock. The market price of many of our public companies’ common stock has been highly volatile and subject to fluctuations unrelated or disproportionate to operating performance.

Intense competition from other acquirers of interests in companies could result in lower gains or possibly losses on our companies.

     We face intense competition from companies with business strategies similar to our own and from other capital providers as we acquire and develop interests in companies. Some of our competitors have more experience identifying and acquiring companies and have greater financial and management resources, brand name recognition or industry contacts than we have. Although most of our acquisitions will be made at a stage when our companies are not publicly traded, we may pay higher prices for those equity interests because of higher trading prices for securities of similar public companies and competition from other acquirers and capital providers, which could result in lower gains or possibly losses on our equity investments. In addition, our strategy of actively operating and integrating our companies generally requires us to acquire majority or controlling interests in companies. This may place us at a competitive disadvantage to some of our competitors because they may have more flexibility than we do in structuring acquisitions.

We may be unable to obtain maximum value for our holdings in companies or liquidate our interests in companies on a timely basis.

     We have significant positions in our companies. Consequently, if we were to divest all or part of our interest in a company, we may have to sell our interests at a relative discount to a price received by a seller of a smaller portion. For companies with publicly traded stock, we may be unable to sell our interest at then-quoted market prices. The trading volume and public float in the common stock of our publicly-traded companies are small relative to our holdings in the companies. As a result, any significant divestiture by us of our holdings in these companies would likely have a material adverse effect on the market price of the companies’ common stock and on our proceeds from such a divestiture. Additionally, we may not be able to take our companies public as a means of monetizing our position or creating shareholder value.

     The absolute size of our holdings in our companies may also affect our ability to sell our interest in companies on a timely basis. Registration and other requirements under applicable securities laws, as well as our need to comply with the Investment Company Act, may adversely affect our ability to dispose of our interest in companies on a timely basis.

Our success is dependent on our executive management.

     Our success is dependent on our executive management team’s ability to execute our strategy. A loss of one or more of the members of our executive management team without adequate replacement could have a material adverse effect on us.

Our business strategy may not be successful if valuations in the market sectors in which our companies participate decline.

     Our strategy involves creating value for our shareholders and the owners of our companies by helping our companies grow and, if appropriate, accessing the public and private capital markets. Therefore, our success is dependent on the value of our companies as determined by the public and private capital markets. Many factors including reduced market interest, may cause the market value of our publicly traded companies to decline. If valuations in the market sectors in which our companies participate decline, our companies’ access to the public and private capital markets on terms acceptable to them may be limited.

Accounting conventions will require us to change the presentation of our financial statements.

     During 2003, we consolidated the results of operations of 9 companies: CompuCom Systems, Inc., Tangram Enterprise Solutions, Inc., Agari Mediaware, Inc. (consolidated through June 30, 2003), Alliance Consulting Group Associates, Inc., Pacific Title and Art Studio, Inc., Mantas, Inc., Protura Wireless, Inc. (consolidated through June 30, 2003), SOTAS, Inc. (separately consolidated until it was merged with Mantas on October 1, 2003) and ChromaVision Medical Systems, Inc., because we control or controlled more than 50 percent of the respective outstanding voting securities. In February 2004, Opsware, Inc. closed on its acquisition of Tangram. Our interest in Tangram was divested in that transaction and, as a result, we will no longer consolidate Tangram’s results of operations for periods after the closing date thereof.

     At December 31, 2003, we owned approximately 58% of the aggregate voting interests of CompuCom. The presentation of our financial statements is significantly influenced by the consolidated results of operations of CompuCom. CompuCom represented approximately 90% of our 2003 consolidated revenues. On May 27, 2004, CompuCom entered into an Agreement and Plan of Merger which transaction was consummated on October 1, 2004 and resulted in the divestiture of our interest in CompuCom. See “Summary — Recent Development.” Commencing as of and for the period ending September 30, 2004, the Company will account for CompuCom as a discontinued operation and all prior periods will be reclassified to conform to this presentation. As a result, our consolidated revenue will decline significantly and our consolidated statement of operations and balance sheet will change significantly.

     On October 20, 2004, we entered into a Purchase Agreement with Laureate which transaction is expected to close in early December 2004. Following closing, we will consolidate Laureate’s results of operations.

     As part of our strategy, we constantly evaluate our companies and alternate uses of capital. As such, depending on market conditions, growth prospects and other key factors, we may, at any time, change the companies in which we strategically focus, liquidate our interests in any of our companies or otherwise change the nature of our interests in our companies. As a result, the consolidated financial results may vary significantly from period to period based upon the companies that are included in our financial statements.

Our companies could make business decisions that are not in our best interests or with which we do not agree, which could impair the value of our company interests.

     Although we generally seek a controlling equity interest and participation in the management of our companies, we may not be able to control the significant business decisions of our companies. We may have shared control or no control over some of our companies. In addition, although we currently own a controlling interest in many of our companies, we may not maintain this controlling interest. Acquisitions of interests in companies in which we share or have no control or the dilution of our interests in, and loss of control over, companies will involve additional risks that could cause the performance of our interests and our operating results to suffer, including:

•	the management of a company having economic or business interests or objectives that are different than ours; and

•	companies not taking our advice with respect to the financial or operating difficulties that they may encounter.

     Our inability to prevent dilution of our ownership interests in our companies or our inability to otherwise have a controlling influence over the management and operations of our companies could have an adverse impact on our status under the Investment Company Act. Our inability to adequately control our companies also could prevent us from assisting them, financially or otherwise, or could prevent us from liquidating our interests in them at a time or at a price that is favorable to us. Additionally, our companies may not collaborate with each other or act in ways that are consistent with our business strategy. These factors could hamper our ability to maximize returns on our interests and cause us to recognize losses on our interests in these companies.

We may have to buy, sell or retain assets when we would otherwise not wish to do so in order to avoid registration under the Investment Company Act.

     The Investment Company Act of 1940 regulates companies which are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. Under the Investment Company Act, a company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of the value of its total assets (excluding government securities and cash items) on an unconsolidated basis, unless an exemption or safe harbor applies. We refer to this test as the “40% Test.” Securities issued by companies other than majority-owned subsidiaries are generally considered “investment securities” for purpose of the Investment Company Act. We are an operating company that conducts its business operations principally through majority-owned subsidiaries and are not engaged primarily in the business of investing, reinvesting or trading in securities. We are also in compliance with the 40% Test. Consequently, we do not believe that we are an investment company under the Investment Company Act.

     We monitor our compliance with the 40% Test and seek to conduct our business activities to comply with this test. It is not feasible for us to be regulated as an investment company because the Investment Company Act rules are inconsistent with our strategy of actively managing, operating and promoting collaboration by and among our companies. In order to continue to comply with the 40% Test, we may need to take various actions which we would otherwise not pursue. For example, we may need to retain a majority interest in a company that we no longer consider strategic, we may not be able to acquire an interest in a company unless we are able to obtain majority ownership interest in the company, or we may be limited in the manner or timing in which we sell our interests in a company. Our ownership levels may also be affected if our companies are acquired by third parties or if our companies issue stock which dilutes our majority ownership. The actions we may need to take to address these issues while maintaining compliance with the 40% Test could adversely affect our ability to create and realize value at our companies.

Several lawsuits have been brought or threatened against us and our companies and the outcomes of these lawsuits are uncertain.

     We and Warren V. Musser, our former Chairman, were named as defendants in a putative class action filed on June 26, 2001 in U.S. District Court for the Eastern District of Pennsylvania (the “Court”). Plaintiffs allege that defendants failed to disclose that Mr. Musser had pledged some or all of his Safeguard stock as collateral to secure margin trading in his personal brokerage accounts. Plaintiffs allege that defendants’ failure to disclose the pledge, along with their failure to disclose several margin calls, a loan to Mr. Musser, the guarantee of certain margin debt and the consequences thereof on our stock price, violated the federal securities laws. Plaintiffs allege claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. On August 17, 2001, a second putative class action was filed against us and Mr. Musser asserting claims similar to those brought in the first proceeding. In addition, plaintiffs in the second case allege that the defendants failed to disclose possible or actual manipulative aftermarket trading in the securities of our companies, the impact of competition on prospects for one or more of our companies and our lack of a superior business plan. On October 23, 2001, the Court entered an order consolidating the two cases and, on April 5, 2002, plaintiffs filed a consolidated and amended class action complaint for violation of the federal securities laws. These two cases were consolidated for further proceedings under the name “In Re: Safeguard Scientifics Securities Litigation” and the Court approved the designation of a lead plaintiff and the retention of lead plaintiffs’ counsel. The plaintiffs filed a consolidated and amended complaint. On May 23, 2002, the defendants filed a motion to dismiss the consolidated and amended complaint for failure to state a claim upon which relief may be granted. On October 24, 2002, the Court denied the defendants’ motions to dismiss, holding that, based on the allegations of plaintiffs’ consolidated and amended complaint, dismissal would be inappropriate at that juncture. On December 20, 2002, plaintiffs filed with the Court a motion for class certification. On August 27, 2003, the Court denied plaintiffs’ motion for class certification. On September 12, 2003, plaintiffs filed with the United States Court of Appeals for the Third Circuit a petition for permission to appeal the order denying class certification. On November 5, 2003, the Third Circuit denied plaintiffs’ petition and declined to hear the appeal. On November 18, 2003, plaintiffs’ counsel moved to intervene new plaintiffs and proposed class representatives in the consolidated action, which motion was denied by the Court on February 18, 2004. On July 12, 2004, a third putative class action complaint captioned Mandell v. Safeguard Scientifics, Inc., et al. was filed against us and Mr. Musser in the United States District Court for the Eastern District of Pennsylvania. The new complaint asserts similar claims to those asserted in the consolidated and amended class action complaint. The complaint also asserts individual claims on behalf of two individual plaintiffs who had attempted unsuccessfully to intervene in the consolidated action. We have not yet responded to the new complaint. On August 10, 2004, the Court entered an order staying all proceedings in the Mandell action pending the Court’s ruling on defendants’ summary judgment motion in the consolidated action, or until such later time as the Court may order. On November 23, 2004, the Court entered an order granting defendants’ motion for summary judgment. The time for plaintiffs to appeal has not yet run. The Court has not taken any further action with respect to the Mandell action.

     The outcome of this litigation is uncertain, and while we believe that we have valid defenses to plaintiffs’ claims and intend to defend the lawsuits vigorously, no assurance can be given as to the outcome of these lawsuits. An adverse outcome could have a material adverse effect on our consolidated financial statements and results of operations.

     On May 28, 2004, June 1, 2004 and June 10, 2004, three substantially similar complaints were filed in the Chancery Court of the State of Delaware by purported stockholders of CompuCom Systems, Inc. (“CompuCom” ) allegedly on behalf of a class of holders of CompuCom’s common stock. By order dated July 22, 2004, these three actions were consolidated for all purposes. On July 27, 2004, plaintiffs filed an amended class action complaint under the caption of one of the three actions ( the “Amended Complaint”) that names us, CompuCom and its directors as defendants. The Amended Complaint alleges that CompuCom, its directors, and we breached fiduciary duties in connection with the merger agreement relating to the acquisition of CompuCom by an affiliate of Platinum Equity, LLC and aided and abetted one another in the course of committing the alleged breach. Among other things, the Amended Complaint alleges that the defendants failed to obtain the best transaction reasonably available and diverted merger consideration from CompuCom’s minority stockholders to us and CompuCom’s directors and certain of its officers. It is also alleged that CompuCom failed to disclose, or only partially disclosed, certain matters in CompuCom’s proxy statement. The Amended Complaint seeks (i) an injunction against the proposed transaction, (ii) an order invalidating the proposed transaction in the event it is consummated, (iii) an order directing CompuCom’s directors to obtain a transaction that is in the best interests of all of its stockholders and to disclose all material information to stockholders in connection with any transaction, and (iv) the imposition of a constructive trust, in favor of plaintiffs, upon any benefits improperly received by defendants. On July 27, 2004, plaintiffs filed a motion for expedited proceedings and discovery in connection with the injunctive relief sought and requested that a preliminary injunction hearing be held before August 19, 2004, the originally scheduled date of the special meetings of our shareholders and the stockholders of CompuCom. Defendants filed their opposition to the motion on July 28, 2004. On July 29, 2004, the Court denied the plaintiffs’ motion to expedite. On September 13, 2004, plaintiffs filed a Second Amended Complaint alleging substantially similar claims. On November 5, 2004, defendants filed motions to dismiss the Second Amended Complaint.

     Finally, we, as well as our companies, are involved in various claims and legal actions arising in the ordinary course of business. While in the current opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position or results of operations, no assurance can be given as to the outcome of these lawsuits, and one or more adverse rulings could have a material adverse effect on our consolidated financial position and results of operations, or that of our companies.

Risks Related to Our Companies

Many of our companies have a history of operating losses or limited operating history and may never be profitable.

     Many of our companies have a history of operating losses or limited operating history, have significant historical losses and may never be profitable. Many of these companies have incurred substantial costs to develop and market their products, have incurred net losses and cannot fund their cash needs from operations. We expect that the operating expenses of certain of our companies will increase substantially in the foreseeable future as they continue to develop products and services, increase sales and marketing efforts and expand operations.

Our companies face intense competition, which could adversely affect their business, financial condition, results of operations and prospects for growth.

     There is intense competition in the information technology and life sciences marketplaces, and we expect competition to intensify in the future. Our companies compete against companies outside our network of companies. Additionally, the intense competition within the information technology and life sciences marketplace may cause our companies to compete among themselves. Our business, financial condition, results of operations and prospects for growth will be materially adversely affected if our companies are not able to compete successfully with companies outside our family of companies or compete among themselves. Many of the present and potential competitors may have greater financial, technical, marketing and other resources than those of our companies. This may place our companies at a disadvantage in responding to the offerings of their competitors, technological changes or changes in client requirements. Also, our companies may be at a competitive disadvantage because many of their competitors have greater name recognition, more extensive client bases and a broader range of product offerings.

Our companies may fail if they do not adapt to the rapidly changing information technology and life sciences marketplaces.

     If our companies fail to adapt to rapid changes in technology and customer and supplier demands, they may not become or remain profitable. There is no assurance that the products and services of our companies will achieve or maintain market penetration or commercial success, or that the businesses of our companies will be successful.

     The information technology and life sciences marketplaces are characterized by:

•	rapidly changing technology;

•	evolving industry standards;

•	frequent new products and services;

•	shifting distribution channels;

•	evolving government regulation;

•	frequently changing intellectual property landscapes; and

•	changing customer demands.

     Our future success will depend on our companies’ ability to adapt to this rapidly evolving marketplace. They may not be able to adequately or economically adapt their products and services, develop new products and services or establish and maintain effective distribution channels for their products and services. If our companies are unable to offer competitive products and services or maintain effective distribution channels, they will sell fewer products and services and forego potential revenue, possibly causing them to lose money. In addition, we and our companies may not be able to respond to the rapid technology changes in an economically efficient manner, and our companies may become or remain unprofitable.

Many of our companies may grow rapidly and may be unable to manage their growth.

     We expect some of our companies to grow rapidly. Rapid growth often places considerable operational, managerial and financial strain on a business. To successfully manage rapid growth, our companies must, among other things:

•	rapidly improve, upgrade and expand their business infrastructures;

•	scale-up production operations;

•	develop adequate financial reporting controls;

•	attract and maintain qualified personnel; and

•	maintain adequate levels of liquidity.

     If our companies are unable to manage their growth successfully, their ability to respond effectively to competition and to achieve or maintain profitability will be adversely affected.

Our companies may need to raise additional capital to fund their operations, which we may not be able to fund or which may not be available from third parties on acceptable terms, if at all.

     Our companies may need to raise additional funds in the future and we cannot be certain that they will be able to obtain additional financing on favorable terms, if at all. Because our resources and our ability to raise capital are limited, we cannot commit to provide our companies with sufficient capital resources to allow them to reach a cash flow positive position. If our companies are not able to raise capital from other outside sources, then they may need to cease or scale back operations.

Some of our companies may be unable to protect their proprietary rights and may infringe on the proprietary rights of others.

     Our companies assert various forms of intellectual property protection. Intellectual property may constitute an important part of our companies’ assets and competitive strengths. Federal law, most typically, copyright, patent, trademark and trade secret, generally protects intellectual property rights. Although we expect that our companies will take reasonable efforts to protect the rights to their intellectual property, the complexity of international trade secret, copyright, trademark and patent law, coupled with the limited resources of these companies and the demands of quick delivery of products and services to market, create a risk that their efforts will prove inadequate to prevent misappropriation of our companies’ technology, or third parties may develop similar technology independently.

     Some of our companies also license intellectual property from third parties and it is possible that they could become subject to infringement actions based upon their use of the intellectual property licensed from those third parties. Our companies generally obtain representations as to the origin and ownership of such licensed intellectual property; however, this may not adequately protect them. Any claims against our companies’ proprietary rights, with or without merit, could subject our companies to costly litigation and the diversion of their technical and management personnel from other business concerns. If our companies incur costly litigation and their personnel are not effectively deployed, the expenses and losses incurred by our companies will increase and their profits, if any, will decrease.

     Third parties may assert infringement or other intellectual property claims against our companies based on their patents or other intellectual property claims. Even though we believe our companies’ products do not infringe any third party’s patents, they may have to pay substantial damages, possibly including treble damages, if it is ultimately determined that they do. They may have to obtain a license to sell their products if it is determined that their products infringe another person’s intellectual property. Our companies might be prohibited from selling their products before they obtain a license, which, if available at all, may require them to pay substantial royalties. Even if infringement claims against our companies are without merit, defending these types of lawsuits take significant time, may be expensive and may divert management attention from other business concerns.

Certain of our companies could face legal liabilities from claims made against their operations, products or work.

     The manufacture and sale of certain of our companies’ products entails an inherent risk of product liability. Certain of our companies maintain product liability insurance. Although none of our companies to date have experienced any material losses, there can be no assurance that they will be able to maintain or acquire adequate product liability insurance in the future and any product liability claim could have a material adverse effect on our companies’ revenues and income. In addition, many of the engagements of our companies involve projects that are critical to the operation of their clients’ businesses. If our companies fail to meet their contractual obligations, they could be subject to legal liability, which could adversely affect their business, operating results and financial condition. The provisions our companies typically include in their contracts, which are designed to limit their exposure to legal claims relating to their services, and the applications they develop, may not protect our companies or may not be enforceable. Also, as consultants, some of our companies depend on their relationships with their clients and their reputation for high caliber professional services and integrity to retain and attract clients. As a result, claims made against our companies’ work may damage their reputation, which in turn, could impact their ability to compete for new work and negatively impact their revenues and profitability.

Our companies are subject to the impact of economic downturns.

     The results of operations of our companies are affected by the level of business activity of their clients, which in turn is affected by the levels of economic activity in the industries and markets that they serve. In addition, the businesses of certain of our Information Technology companies tend to lag behind economic cycles in an industry. Any significant downturn in the economic environment could result in reduced demand for the products and services offered by our companies which could negatively impact their revenues and profitability. In addition, an economic downturn could cause increased pricing pressure which also could have a material adverse impact on the revenues and profitability of our companies.

Our companies’ success depends on their ability to attract and retain qualified personnel.

     Our companies are dependent upon their ability to attract and retain senior management and key personnel, including trained technical and marketing personnel. Our companies will also need to continue to hire additional personnel as they expand. A shortage in the availability of the requisite qualified personnel would limit the ability of our companies to grow, to increase sales of their existing products and services and to launch new products and services.

Government regulations and legal uncertainties may place financial burdens on the businesses of our companies.

     Failure to comply with applicable requirements of the FDA or comparable regulation in foreign countries can result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution. Manufacturers of pharmaceuticals and medical diagnostic devices are subject to strict federal regulation regarding validation and the quality of manufacturing facilities. Failure to comply with these quality regulation systems requirements could result in civil or criminal penalties or enforcement proceedings, including the recall of a product or a “cease distribution” order requiring our company to stop placing its products in service or selling. The enactment of any additional laws or regulations that affect healthcare insurance policy and reimbursement (including Medicare reimbursement) could negatively affect our companies. If Medicare or private payors change the rates at which our companies or their customers are reimbursed by insurance providers for their products, such changes could adversely impact our companies. If either the USA PATRIOT Act or the Basel Capital Accord are repealed, the demand for services and/or products of certain of our companies may be negatively impacted.

Risks Related to the Debentures and Our Common Stock

The debentures are unsecured and are effectively subordinated to all our secured debt and all liabilities of our subsidiaries. We may be unable to pay our obligations under the debentures.

     The debentures are not secured by any of our assets and therefore are effectively subordinated to all of our existing and future secured debt. If we become insolvent or are liquidated, or if payment of any of our secured debt is accelerated, the holders of that secured debt will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such debt to satisfy such debt. In any such case, our remaining assets may be insufficient to repay the debentures.

     The debentures are obligations exclusively of Safeguard Scientifics, Inc. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and could be subject to contractual or statutory restrictions. Our subsidiaries currently do not provide us with any cash, except upon a sale of our interest in a subsidiary for cash or other liquid assets. To the extent our companies generate any cash from operations, they currently retain the funds to develop their own businesses. We rely on the sale of our interests in our companies, capital raising activities and our cash on hand to service the debt of Safeguard Scientifics, Inc.

     Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the debentures to participate in those assets, will be subordinated to the claims of that subsidiary’s creditors, including their trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

We may be unable to purchase the debentures for cash on specified dates or following a designated event.

     Holders of the debentures have the right to require us to repurchase the debentures on specified dates or upon the occurrence of a designated event prior to maturity as described under the headings “Description of Debentures — Repurchase at Option of the Holder” and “Description of Debentures — Repurchase at Option of the Holder Upon a Designated Event.” Any of our future debt agreements may contain similar provisions. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the debentures with cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time, including our senior credit facility. If we fail to repurchase the debentures as required by the indenture, it would constitute an event of default under the indenture governing the debentures which, in turn, could be expected to constitute an event of default under any agreements relating to debt outstanding, including our senior credit facility. Important corporate events, such as takeovers, recapitalizations or similar transactions, may not constitute a designated event under the indenture governing the debentures and thus not permit the holders of the debentures to require us to repurchase or redeem the debentures.

There is currently no public market for the debentures, and an active trading market may not develop for the debentures. The failure of a market to develop for the debentures could adversely affect the liquidity and value of your debentures.

     The debentures are a new issue of securities, and there is no existing market for the debentures. Although the debentures are eligible for trading on The PORTAL MarketSM, we do not intend to apply for listing of the debentures on any securities exchange or for quotation of the debentures on any automated dealer quotation system. A market may not develop for the debentures, and if a market does develop, it may not be sufficiently liquid for your purposes. If an active, liquid market does not develop for the debentures, the market price and liquidity of the debentures may be adversely affected. If any of the debentures are traded after their initial issuance, they may trade at a discount from their initial offering price.

     The liquidity of the trading market, if any, and future trading prices of the debentures will depend on many factors, including, among other things, the market price of our common stock, our ability to register the resale of the debentures, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. In addition, we do not expect any credit rating agencies to rate the debentures, which could have a negative impact on the market price for the debentures. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. The market for the debentures may be subject to disruptions that could have a negative effect on the holders of the debentures, regardless of our operating results, financial performance or prospects.

     The initial purchaser had advised us that it intended to make a market in the debentures. The initial purchaser is not obligated, however, to make a market in the debentures, and it may discontinue any such market making at any time at its sole discretion. In addition, any market making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act. Accordingly, we cannot assure you as to the development or liquidity of any market for the debentures.

We increased our level of indebtedness as a result of the sale of the debentures and may incur additional indebtedness in the future, which could adversely affect our business and our ability to make payments on our indebtedness, including the debentures, and may restrict our operating flexibility.

Our aggregate level of indebtedness increased with the consummation of the offering of $150 million of 2.625% Convertible Senior Debentures due 2024. We used all of the net proceeds from this offering to repurchase a portion of our 5% Convertible Subordinated Notes due June 15, 2006. Our aggregate long-term indebtedness, after taking into account our repurchase of our $200 million outstanding of our 5.0% Convertible Subordinated Notes due June 15, 2006, was $150 million as of November 12, 2004. In the future, we may obtain additional long-term debt and working capital lines of credit to meet future financing needs, which would have the effect of increasing total leverage. We and our subsidiaries are not restricted under the terms of the debentures or notes from incurring additional debt or providing guarantees of debt of others, including secured debt, repurchasing our securities or paying dividends. In addition, the limited covenants applicable to the debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our and our subsidiaries’ ability to incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing our ability to make payments on the debentures and notes when due. Certain of our other debt instruments may, however, restrict these and other actions.

     The level of our indebtedness could:

•	limit cash flow available for general corporate purposes, such as acquisitions and capital expenditures, due to the ongoing cash flow requirements for debt service;

•	limit our ability to obtain, or obtain on favorable terms, additional debt financing in the future for working capital or acquisitions;

•	limit our flexibility in reacting to competitive and other changes in our industry and economic conditions generally;

•	expose us to a risk that a substantial decrease in net cash flows due to an inability to monetize our interests in our companies, economic developments or adverse developments in our business could make it difficult to meet debt service requirements;

•	increase our vulnerability to adverse economic and industry conditions; and

•	expose us to risks inherent in interest rate fluctuations because of the variable interest rates on other debt instruments, which could result in higher interest expense in the event of increases in interest rates.

     Our ability to repay or refinance our indebtedness will depend upon our future ability to monetize our interests in our companies and our operating performance, which may be affected by general economic, financial, competitive, regulatory, business and other factors beyond our control, including those discussed herein. In addition, there can be no assurance that future borrowings or equity financing will be available for the payment or refinancing of any indebtedness we may have. If we are unable to service our indebtedness or maintain covenant compliance, whether in the ordinary course of business or upon acceleration of such indebtedness, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurances that any of these strategies could be effected on satisfactory terms, if at all.

The conditional conversion feature of the debentures could result in you receiving less than the value of the common stock into which a debenture is convertible.

     The debentures are convertible into shares of our common stock only if specified conditions are met. If these conditions are not met, you will not be able to convert your debentures, and you may not be able to receive the value of the common stock into which the debentures would otherwise be convertible. The contingent conversion features could also adversely affect the value and the trading prices of the debentures.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

     If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your debentures and, in limited cases, under the conversion rate adjustments applicable to the debentures. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We have various mechanisms in place to discourage takeover attempts, which may reduce or eliminate our shareholders’ ability to sell their shares for a premium in a change of control transaction.

     Various provisions of our articles of incorporation and bylaws and of Pennsylvania Business Corporation Law may discourage, delay or prevent a change of control or takeover attempt of our company by a third party that is opposed by our management and board of directors. Public shareholders who might desire to participate in such a transaction may not have the opportunity to do so. These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change of control or change in our management and board of directors. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and as a result, the price of our common stock could decline. These provisions include:

•	the existence of a shareholder rights plan;

•	authority to issue “blank check” preferred that could be used by our board of directors to further increase the number of outstanding shares and thwart a takeover attempt;

•	supermajority voting requirement for certain merger, lease, asset sale and equity sale transactions; and

•	the existence of certain Pennsylvania anti-takeover statutes. See “Description of Capital Stock — Pennsylvania Anti-Takeover Laws.”

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the debentures and our ability to raise funds in new stock offerings.

     Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the debentures and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale will have on the trading price of our common stock or the value of the debentures. The price of our common stock could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the debentures.

USE OF PROCEEDS

          We will not receive any of the proceeds from the sale by any selling securityholder of the debentures or the shares of our common stock issuable upon conversion of the debentures.

          We have used the net proceeds from our sale of the debentures to repay a portion of our existing indebtedness.

SELLING SECURITYHOLDERS

          The debentures were originally issued by us and sold by Wachovia Capital Markets, LLC (the “initial purchaser”) in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the debentures listed below and shares of our common stock issuable upon conversion of those debentures. When we refer to the selling securityholders in this prospectus, we mean those persons listed in the table below, as well as the permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests. The table below, which we have prepared based on information provided to us by the selling securityholders as of November 30, 2004, sets forth the name of each selling securityholder, the principal amount of debentures, that each selling securityholder may offer pursuant to this prospectus and the number of shares of our common stock into which those debentures are convertible. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

	Principal Amount of
	Debentures
	Beneficially Owned	Percentage of	Number of Shares of
	Before Offering and	Debentures	Common Stock		Number of Shares of
	That May Be Sold	Outstanding Before	Beneficially Owned		Common Stock That
Name of Selling Securityholder	($)	Offering	Before Offering		May be Sold (1)
ACE Tempest Reinsurance Ltd. (2) (3)	405,000	*	5,304	(4)	56,114
BNP Paribas Equity Strategies, SNC (3) (5)	2,709,000	1.8%	6,792		375,342
CooperNeff Convertible Strategies (Cayman) Master Fund, LP (5)	2,639,000	1.8%	0		365,644
Delta Air Lines Master Trust (2) (3)	500,000	*	0		69,277
General Motors Employees Global Group Pension Trust (2) (3)	1,710,000	1.1%	22,666	(4)	236,927
General Motors Foundation, Inc. (2) (3)	200,000	*	2,531	(4)	27,710
JMG Capital Partners LP (7)	2,000,000	1.3%	0		277,108
JMG Triton Offshore Fund, Ltd. (8)	2,000,000	1.3%	0		277,108
KBC Convertible Mac28 Fund Ltd. (3) (9)	450,000	*	0		62,349
KBC Convertible Opportunities Fund (3) (9)	2,700,000	1.8%	0		374,095
KBC Financial Products USA Inc. (6) (10)	1,000,000	*	0		138,554
KBC Multi-Strategy Arbitrage Fund (3) (9)	1,650,000	1.1%	0		228,614
Laurel Ridge Capital, LP (11)	12,000,000	8.0%	0		1,662,648
Lyxor/Convertible Arbitrage Fund Limited (5)	483,000		0		66,921
Melody IAM Ltd. (3) (9)	200,000	*	0		27,710
Microsoft Corporation (2) (3)	525,000	*	9,886	(4)	72,740
Morgan Stanley Convertible Securities Trust (3) (12)	1,000,000	*	0		138,554
OCM Global Convertible Securities Fund (2) (3)	55,000	*	723	(4)	7,620
OCM High Income Convertible Fund II Limited Partnership (2) (3)	1,490,000	*	12,780	(4)	206,445
OCM High Income Convertible Limited Partnership (2) (3)	875,000	*	13,141	(4)	121,234
Pioneer High Yield Fund (13)	38,900,000	25.9%	0		5,389,750
Pioneer High Yield VCT Portfolio (13)	400,000	*	0		55,421
Pioneer U.S. High Yield Corp. Bond Sub Fund (13)	4,200,000	2.8%	0		581,926
Putnam Convertible Income Growth Trust (3) (14)	10,500,000	7.0%	0		1,454,817
Putnam High Income Bond Fund (3) (14)	1,730,000	1.2%	0		239,698
Putnam High Income Opportunities Trust (3) (14)	1,070,000	*	0		148,252
RenaissanceRe Holdings Ltd. (2) (3)	995,000	*	16,879	(4)	137,861
Richard King Mellon Foundation (2) (3)	435,000	*	5,787	(4)	60,270
San Diego County Employee’s Retirement Association (2) (3)	300,000	*	3,978	(4)	41,566
Satellite Asset Management, L.P. (15)	12,000,000	8.0%	0		1,662,648
Satellite Convertible Arbitrage Master Fund, LLC (16)	6,500,000	4.3%	0		900,601
Silverback Master, Ltd. (17)	2,000,000	1.3%	0		277,108
Singlehedge US Convertible Arbitrage Fund (7)	616,000	*	0		85,349
Sturgeon Limited (5)	553,000	*	0		76,620
The Long-Term Investment Trust (2) (3)	760,000	*	9,886	(4)	105,301
Tripar Partnership (2) (3)	405,000	*	5,304	(4)	56,114
UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Ltd. (18)	3,150,000	2.1%	0		436,445
All other holders of the debentures or future transferees, pledges, donees, assignees or successors of any such holders	16,685,000	11.1%
SUBTOTAL	135,790,000	90.5%

Principal amount of debentures previously sold in this offering	14,210,000	9.5%

TOTAL	150,000,000	100.0%

*	Less than 1.0%.

(1)	Assumes conversion of all of the holder’s debentures at the initial conversion rate of 138.5540 shares of common stock per $1,000 principal amount of the debentures. However, the conversion rate is subject to adjustment as described under “Description of Debentures—Conversion Rate Adjustments.” As a result, the number of shares of our common stock issuable upon conversion of the debentures may increase or decrease in the future. As provided in the indenture, we will not issue fractional shares of our common stock upon conversion of the debentures.

(2)	Oaktree Capital Management LLC (“Oaktree”) is the investment manager of this selling securityholder listed below with respect to the aggregate principal amount of registrable securities set forth next to such selling securityholder’s name in the table above. Oaktree does not own any equity interest in this selling securityholder but has voting and dispositive power over the aggregate principal amount of registrable securities set forth next to such selling securityholder’s name in the table above. Andrew Watts is a managing director of Oaktree and is the portfolio manager for this selling securityholder. Mr. Watts, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the registrable securities held by this selling securityholder, except for their pecuniary interest therein.

(3)	This selling securityholder has identified itself as an affiliate of a broker-dealer. Please see “Plan of Distribution” for disclosure regarding this selling securityholder.

(4)	Represents common stock into which the Safeguard Scientifics, Inc. 5.0% Convertible Subordinated Notes due June 15, 2006 are convertible and assumes a conversion rate of 24.1135 shares of common stock per $1,000 principal amount of such debentures.

(5)	CooperNeff Advisors Inc. (“CooperNeff”) has voting and investment control over the securities held by this selling securityholder. Christian Menestrier is the Chief Executive Officer of CooperNeff.

(6)	This selling securityholder has identified itself as a registered broker-dealer and, accordingly, may be deemed an underwriter. Please see “Plan of Distribution” for disclosure regarding this selling securityholder.

(7)	JMG Capital Partners, L.P. (“JMG Partners”) is a California limited partnership. Its general partner is JMG Capital Management, LLC (the “Manager”), a Delaware limited liability company and an investment adviser registered with the SEC. The Manager has voting and dispositive power over the JMG Partners’ investments, including the securities registered hereunder. The equity interests of the Manager are owned by JMG Capital Management, Inc., (“JMG Capital”) a Delaware corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners’ portfolio holdings.

(8)	JMG Triton Offshore Fund, Ltd. (the “Fund”) is an international business company under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”). The Manager is an investment adviser registered with the SEC and has voting and dispositive power over the Fund’s investments, including the securities registered hereunder. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a Delaware company (“Pacific”) and Assets Alliance Holding Corp., a Delaware Company. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David and Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings.

(9)	Andy Preston, C.I.O., exercises voting and investment control on behalf of this selling securityholder.

(10)	Mr. Luke Edwards, Managing Director, exercises voting and investment control on behalf of this selling securityholder.

(11)	Van Nguyen, John Illuzzi, Andrew Mitchell, Nathanial Newlin, Timothy Walton and Venkatesh Reddy have voting and investment control over the securities held by this selling securityholder.

(12)	Morgan Stanley Investment Advisors Inc. (“MSIA”), a Delaware corporation, has voting and investment control over the securities held by this selling securityholder. MSIA is a wholly-owned subsidiary of Morgan Stanley, a Delaware corporation.

(13)	Pioneer Investment Management, Inc. (“PIM”), the securityholder’s investment advisor, has or shares voting and dispositive power with respect to the registrable securities. PIM is a privately held company the shareholder of which is Pioneer Investment Management USA Inc. (“PIMUSA”). The sole shareholder of PIMUSA is a private Italian company called Pioneer Global Asset Management S.p.A. (“PGAM”). The parent company of PGAM is UniCredito Italiano S.p.A., a publicly traded Italian bank.

(14)	Putnam Investment Management, LLC (“PIM”) has voting and investment control over the securities held by this selling securityholder. PIM is owned by Putnam Investment Management Trust, which is owned by Putnam, LLC, which is owned by Putnam Investments Trust, which is owned by Marsh & McLennan Companies, Inc.

(15)	Satellite Fund Management, LLC has voting and investment control over the securities held by this selling securityholder. The principals of Satellite Fund Management, LLC are Lief Rosenblatt, Mark Sonnino, Gabriel Nechamkin, Christopher Tuzza, Brian Kriftcher, Stephen Shapiro and David Ford.

(16)	Satellite Asset Management, L.P. (“Satellite”) has voting and investment control over the securities held by this selling securityholder. The general partner of Satellite is Satellite Fund Management, LLC. The principals of Satellite Fund Management, LLC are Lief Rosenblatt, Mark Sonnino, Gabriel Nechamkin, Christopher Tuzza, Brian Kriftcher, Stephen Shapiro and David Ford.

(17)	Elliot Bossen has voting and investment control over the securities held by this selling securityholder.

(18)	UBS O’Connor LLC (“UBS”) manages the securities held by this selling securityholder. The manager of UBS makes all of its investment and voting decisions. UBS is a wholly owned subsidiary of UBS AG, which is traded on the New York Stock Exchange.

PLAN OF DISTRIBUTION

          We are registering the debentures and shares of our common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of debentures or the shares of our common stock by the selling securityholders.

          We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the debentures and the underlying shares of our common stock beneficially owned by them and offered by this prospectus from time to time:

•	directly; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders or from the purchasers of the debentures and shares of our common stock for whom they may act as agent.

          The debentures and the shares of our common stock may be sold from time to time in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

          The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the debentures or underlying common stock may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the shares of our common stock;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

          These transactions may include block transactions.

          In connection with sales of the debentures and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the debentures and the underlying common stock in the course of hedging their positions.

          The selling securityholders may also sell the debentures and the underlying common stock short and deliver debentures and the underlying common stock to close out short positions, or loan or pledge debentures and the underlying common stock to broker-dealers that in turn may sell the debentures and the underlying common stock.

      Each of the following selling securityholders is an affiliate of a registered broker-dealer and has represented to us that it purchased the debentures and/or the common stock issuable upon conversion of the debentures in the ordinary course of business and at the time of such purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute such debentures and/or common stock issuable upon conversion of the debentures: ACE Tempest Reinsurance Ltd., BNP Paribas Equity Strategies, SNC, Delta Air Lines Master Trust, General Motors Employees Global Group Pension Trust, General Motors Foundation, Inc., KBC Convertible Mac28 Fund, Ltd., KBC Convertible Opportunities Fund, KBC Multi-Strategy Arbitrage Fund, Melody IAM Ltd., Microsoft Corporation, Morgan Stanley Convertible Securities Trust, OCM Global Convertible Securities Fund, OCM High Income Convertible Fund II Limited Partnership, OCM High Income Convertible Limited Partnership, Putnam Convertible Income Growth Trust, Putnam High Income Bond Fund, Putnam High Income Opportunities Trust, RenaissanceRe Holdings Ltd., Richard King Mellon Foundation, San Diego County Employee’s Retirement Association, The Long-Term Investment Trust, and Tripar Partnership.

          To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying common stock by the selling securityholders. Selling securityholders may determine not to sell any, or all, of the debentures and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer the debentures or the underlying common stock by other means not described in this prospectus. In this regard, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

          To the extent required, upon being notified by a selling securityholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of debentures or underlying common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer, the name of the selling securityholder and of the participating agent, underwriter or broker-dealer, specific debentures or underlying common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

          The outstanding shares of our common stock are listed for trading on the New York Stock Exchange under the symbol, “SFE.” We do not intend to list the debentures for trading on the New York Stock Exchange or any other national securities exchange and can give no assurance that any trading market for the debentures will develop.

          In order to comply with the securities laws of some states, if applicable, the debentures and underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

          The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the debentures or the underlying common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the debentures or the underlying common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions. If a selling securityholder is deemed to be an underwriter, the selling securityholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling securityholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

      KBC Financial Products USA Inc. may be deemed an underwriter with respect to the $1,000,000 principal amount of debentures, and 138,554 shares of common stock into which these debentures are convertible, that it is selling pursuant to this prospectus.

          The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the debentures and the underlying common stock to engage in market-making activities with respect to the particular debentures and underlying common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.

          We entered into a registration rights agreement with the initial purchaser for the benefit of the holders of the debentures to register their debentures and underlying common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides that the selling securityholders and we will indemnify each other and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the debentures and the underlying common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We have agreed to pay substantially all expenses in connection with the registration and sale of the debentures and underlying common stock, other than underwriting discounts, selling commissions and transfer taxes.

          We have agreed under the registration rights agreement to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until such time as there are no “registrable securities” outstanding.

          Under the registration rights agreement, a registrable security will not be deemed to be outstanding at such time as it is no longer a “restricted security” as defined in the registration rights agreement. Among other events, a debenture or underlying common stock will no longer be restricted securities for purposes of the registration rights agreement when they are sold pursuant to this prospectus.

          We may suspend the selling securityholders’ use of this prospectus and offers and sales of the debentures and underlying common stock pursuant to this prospectus for a period not to exceed 45 days in any three-month period, and not to exceed an aggregate of 90 days in any 12-month period for reasons related to pending corporate developments, pending filings with the SEC and other events. If we do not maintain the effectiveness of the registration statement of which this prospectus is a part in accordance with the registration rights agreement, subject to the permitted suspension periods and other exceptions, we may be required to pay additional cash interest as liquidated damages as specified in the registration rights agreement. The registration rights agreement and liquidated damages provisions will not be applicable to debentures or underlying common stock that an investor purchases pursuant to this prospectus.

DESCRIPTION OF THE DEBENTURES

     The debentures were issued under an indenture dated as of February 18, 2004, between Safeguard Scientifics, Inc., as issuer, and Wachovia Bank, National Association, as trustee. The debentures and the shares of common stock issuable upon conversion of the debentures are covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement from the trustee.

     The following description is a summary of the material provisions of the debentures, the indenture and the registration rights agreement, each of which was filed as exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture and the form of debenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or form of debenture are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures.

     As used in this “Description of Debentures” section, references to “Safeguard,” “we,” “our” or “us” refer solely to Safeguard Scientifics, Inc. and not to our subsidiaries, unless the context requires otherwise.

General

     The debentures are our senior, unsecured obligations and rank equally in right of payment with all of our existing and future senior, unsecured indebtedness. The debentures are junior to any of our secured obligations to the extent of the collateral pledged and are also effectively subordinated to all liabilities of our subsidiaries, including their trade payables. The debentures are convertible into our common stock as described under “— Conversion of Debentures.”

     The debentures are limited to $150,000,000 aggregate principal amount. The debentures were issued only in denominations of $1,000 and multiples of $1,000. We use the term “debenture” in this prospectus to refer to each $1,000 principal amount of debentures. The debentures will mature on March 15, 2024 unless earlier converted, redeemed or repurchased.

     The debentures are obligations of Safeguard. Our subsidiaries have no obligation to pay any amounts due on the debentures or to make any funds available to us for payment of the debentures upon maturity or upon a redemption or purchase of the debentures as described below.

     Except as described under “— Use of Proceeds Upon Sales of Interests in Our Non-Strategic Companies,” neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

     You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of Safeguard except to the extent described below under “— Repurchase at Option of the Holder” and “— Repurchase at Option of the Holder Upon a Designated Event.”

     The debentures bear interest at a rate of 2.625% per annum. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months and accrues from February 18, 2004, or from the most recent date to which interest has been paid or duly provided for. We pay interest twice a year (on March 15 and September 15) beginning on September 15, 2004 to holders of record on the preceding March 1 and September 1.

     An office is maintained in the Borough of Manhattan, New York City, where we pay the principal and premium, if any, on the debentures and you may present the debentures for conversion, registration of transfer or exchange for other denominations, which is an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the debenture register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds.

     However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Conversion of Debentures

     Subject to the conditions and during the periods described below, holders may convert any of their debentures, in whole or in part, into shares of our common stock, prior to the close of business on the business day immediately preceding the final maturity date of the debentures, initially at a conversion rate of 138.5540 shares of common stock per $1,000 principal amount of debentures, subject to adjustment as described below, which is based upon an initial conversion price of approximately $7.2174 per share. If a holder converts debentures on any date when we are required to pay additional interest as liquidated damages as described in the registration rights agreement, the conversion rate shall be multiplied by 103%. A holder may convert debentures in part so long as such part is $1,000 principal amount or a multiple of $1,000.

     To convert debentures into common stock, a holder must do the following:

•	complete and manually sign the conversion notice on the back of the debenture or facsimile of the conversion notice and deliver such notice to the conversion agent;

•	surrender the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

     The date a holder complies with these requirements is the conversion date under the indenture. The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. We will deliver, or cause to be delivered, to you a certificate for the number of shares of common stock into which the debentures are converted (and cash in lieu of any fractional shares) as soon as practicable on or after the conversion date. If a holder’s interest is a beneficial interest in a global debenture, in order to convert, such holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global debenture. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any debentures are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

     If we call debentures for redemption, a holder may convert its debentures only until the close of business on the business day prior to the redemption date, unless we fail to pay the redemption price. If a holder has submitted debentures for repurchase at the option of the holder or repurchase at the option of the holder upon a designated event, such holder may convert debentures only if it first withdraws the repurchase election in accordance with the terms of the indenture.

     We will not issue fractional common shares upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of the common stock on the trading day prior to the conversion date. Our delivery to the holder of the full number of shares of our common stock into which a debenture is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the debenture and accrued but unpaid interest, and additional interest paid as liquidated damages, if any, attributable to the period from the most recent interest payment date to the conversion date. As a result, accrued but unpaid interest, and additional interest paid as liquidated damages, if any, to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see “Material U.S. Federal Income Tax Considerations.”

     Notwithstanding the preceding paragraph, if debentures are converted after a record date but prior to the next interest payment date, holders of such debentures at the close of business on the record date will receive the interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender to Safeguard for conversion, must be accompanied by funds equal to the amount of interest payable on the debentures so converted; provided that no such interest payment need be made to Safeguard (i) if we have specified a redemption date that is after a record date but on or prior to the next interest payment date, (ii) if we have specified a repurchase date following a designated event that is after a record date but on or prior to the next interest payment date, or (iii) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such debenture.

     If a holder has delivered a notice informing us of its exercise of its repurchase rights, as described below under “— Repurchase at Option of the Holder” or “— Repurchase at Option of the Holder Upon a Designated Event” with respect to a debenture, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

     Holders may surrender their debentures for conversion into shares of our common stock prior to stated maturity in only the following circumstances:

     Conversion Upon Satisfaction of Market Price Condition

     A holder may surrender any of its debentures for conversion into our common stock during any fiscal quarter (but only during such fiscal quarter) commencing after June 30, 2004 if the closing sale price of our common stock exceeds 120% of the then-effective conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter.

     The “closing sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or, if neither, by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the closing sale price on the basis we consider appropriate. The “conversion price” as of any day will equal $1,000 divided by the conversion rate.

     Conversion Upon Satisfaction of Trading Price Condition

     A holder may surrender any of its debentures for conversion into our common stock prior to maturity during the five business days immediately following any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of debentures (as determined following a request by a holder of the debentures in accordance with the procedures described below) for each day of such measurement period was less than 98% of the product of the closing sale price of our common stock and the conversion rate then in effect (the “98% Trading Exception”); provided, however, you may not convert your debentures in reliance on this provision if on any trading day during such measurement period the closing sale price of our common stock was between 100% and 120% of the then current conversion price of the debentures.

     The “trading price” of the debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of debentures obtained by the trustee for $5,000,000 principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the debentures from a nationally recognized securities dealer then the trading price per $1,000 principal amount of the debentures will be deemed to be less than 98% of the product of the closing sale price of our common stock and the conversion rate.

     The trustee shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per $1,000 principal amount of the debentures would be less than 98% of the product of the closing sale price of our common stock and the conversion rate; at which time, we shall instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the closing sale price of our common stock and the conversion rate.

     Conversion Upon Notice of Redemption

     If we call debentures for redemption, holders may convert the debentures until the close of business on the business day immediately preceding the redemption date, after which time your right to convert will expire unless we default in the payment of the redemption price.

     Conversion Upon a Termination of Trading

     If our common stock (or other common stock into which the debentures are then convertible) ceases to be listed for trading on a U.S. national securities exchange and is not approved for trading on the Nasdaq National Market, holders may convert the debentures at any time thereafter.

     Conversion Upon Specified Corporate Transactions

     If we elect to:

•	distribute to all holders of our common stock rights, warrants or options to purchase our common stock for a period expiring within 45 days of the record date for such distribution at a price less than the average of the closing sale prices of our common stock for the 10 trading days immediately preceding the declaration date for such distribution; or

•	distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the day preceding the declaration date for such distribution;

we must notify the holders of debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place, even if the debentures are not otherwise convertible at such time. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

     In addition, if we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender debentures for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until and including the date that is 15 days after the actual date of such transaction (or, if such merger, consolidation or share exchange also constitutes a designated event, until the corresponding designated event purchase date).

     Conversion Rate Adjustments

     The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

     (1) the payment or issuance of common stock as a dividend or distribution on our common stock;

(2)	the issuance to all holders of common stock of rights, warrants or options to purchase our common stock for a period expiring within 45 days of the record date for such distribution at a price less than the average of the closing sale prices for the 10 trading days preceding the declaration date for such distribution;

(3)	subdivisions, splits or combinations of our common stock;

(4)	distributions by us to all holders of our common stock of shares of our capital stock, evidences of indebtedness, property or assets, including rights, warrants, options and other securities but excluding dividends or distributions covered by clauses (1) or (2) above or any dividend or distribution paid exclusively in cash;

     In the event that we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the New York Stock Exchange or such other principal national or regional exchange or market on which the securities are then listed or quoted;

(5)	the payment of cash as a dividend or distribution on our common stock, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up;

(6)	we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

(7)	the issuance by one of our companies of rights solely to all holders of our common stock to purchase the common stock of that company that is undertaking a “Rights IPO”; and

(8)	the offer by one of our companies to holders of our common stock of an opportunity to purchase the common stock of that company that is undertaking a “directed share subscription program” as part of its initial public offering of common stock.

     In the event a company shall issue rights (“IPO Rights”) in a Rights IPO, the conversion rate will be increased so that the same will be equal to the rate determined by multiplying the conversion rate in effect immediately prior to the IPO Rights Adjustment Date, as defined below, by a fraction:

(a)	the numerator of which will be the sum of (i) the average of the closing sale prices of our common stock for the last ten trading days that the IPO Rights were publicly traded, plus (ii) the quotient of (A) the average closing price of the IPO Rights on the last 10 trading days that the IPO Rights were publicly traded, divided by (B) the number of shares of our common stock that are required, under the terms of the IPO Rights, to allow a holder of our common stock to receive one IPO Right; and

(b)	the denominator of which will be the average of the closing sale prices of our common stock for the last ten trading days that the IPO Rights were publicly traded,

such adjustment to become effective immediately after the close of business on the date the Rights IPO closed (the “IPO Rights Adjustment Date”). These adjustments will be made successively upon each Rights IPO, if any.

     In the event a company shall undertake, as part of the initial public offering of its common stock pursuant to a registration statement filed under the Securities Act, a directed share subscription program, the conversion rate will be adjusted so that the same will equal the rate determined by multiplying the conversion rate in effect immediately prior to the Subscription Rights Adjustment Date, as defined below, by a fraction:

(a)	the numerator of which will be the sum of (i) the average of the closing sale prices of our common stock for the first four trading days on which the common stock of the company that is undertaking the directed share subscription program was publicly traded, plus (ii) (A) the difference (if any, and in each case only where (I) is a higher number than (II)) between (I) the average closing sale prices of the common stock of that company on the first four trading days its common stock is publicly traded, and (II) the initial public offering price of its common stock, divided by (B) the number of shares of our common stock required to subscribe for one share of common stock of that company, and

(b)	the denominator of which will be the average of the closing sale price of our common stock for the first four trading days on which the common stock of the company that is undertaking the directed share subscription program was publicly traded, such adjustment to become effective immediately after the close of business on the last trading day of the four trading day period described above (the “Subscription Rights Adjustment Date”). These adjustments will be made successively upon each IPO that includes a directed share subscription program, if any, and will be effective on the fifth business day following the closing of such an IPO. If such directed share subscription rights are not issued, the conversion rate will again be adjusted to be the conversion rate that would then be in effect if the issuance of such subscription rights had not been declared.

     To the extent that our shareholder rights agreement dated March 1, 2000, as amended, or any future rights plan adopted by us is in effect upon conversion of the debentures into common stock, you will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, property or assets as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

     In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or binding share exchange involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your debentures you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the debentures into our common stock immediately prior to any of these events.

     You may in some circumstances be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion rate. See “Material U.S. Federal Income Tax Considerations.”

     We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See “Material U.S. Federal Income Tax Considerations.”

     Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption by Safeguard

     Prior to March 20, 2009, the debentures are not be redeemable. On or after March 20, 2009 but prior to March 20, 2011, we will have the option to redeem some or all of the debentures, but only if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before we give the redemption notice exceeds 140% of the conversion price in effect on each such day, subject to adjustment in a number of circumstances as described under “— Conversion of Debentures — Conversion Rate Adjustments.” On or after March 20, 2011, we may redeem the debentures at any time or from time to time in whole or in part without regard to the closing sale price of our common stock. Upon any redemption, we will pay a redemption price equal to 100% of the principal amount of debentures being redeemed, plus accrued and unpaid interest, and additional interest paid as liquidated damages, if any, up to, but excluding, the redemption date, unless the redemption date falls after a record date and on or prior to the corresponding interest payment date. In that case, we will pay the full amount of accrued and unpaid interest, and additional interest paid as liquidated damages, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

     If less than all of the outstanding debentures are to be redeemed, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your debentures is selected for partial redemption and you convert a portion of your debentures, the converted portion will be deemed, to the extent practicable, to be of the portion selected for redemption.

     We may not redeem the debentures if we have failed to pay any interest on the debentures and such failure to pay is continuing. We will notify the holders if we redeem the debentures.

     No sinking fund is provided for the debentures.

Repurchase at Option of the Holder

     You have the right to require us to repurchase your debentures on March 21, 2011, March 20, 2014 and March 20, 2019 for cash. We are required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent. The paying agent is the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. A holder may withdraw its repurchase notice at any time prior to close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation is subject to certain additional conditions.

     The repurchase price payable for a debenture is equal to the principal amount to be repurchased plus accrued and unpaid interest, and additional interest paid as liquidated damages, if any, to, but excluding, the repurchase date.

     We must give notice of an upcoming repurchase date to all debenture holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the repurchase price and the procedures that holders must follow to require us to repurchase their debentures.

     The repurchase notice from the holder must state:

•	if certificated debentures have been issued, the debenture certificate numbers (or, if your debentures are not certificated, your repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of debentures to be repurchased, which must be in $1,000 multiples; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the indenture.

     You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if your debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the repurchase notice.

     Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, New York City, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the business day following the repurchase date, then, on and after such date:

•	the debenture will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture.

     This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent. No debentures may be repurchased by us at the option of holders on March 21, 2011, March 20, 2014 and March 20, 2019 if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

     We may be unable to repurchase the debentures if you elect to require us to repurchase the debentures pursuant to this provision. If you elect to require us to repurchase the debentures on March 21, 2011, March 20, 2014 and March 20, 2019, we may not have enough funds to pay the repurchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the debentures under certain circumstances. If you elect to require us to repurchase the debentures at a time when we are prohibited from repurchasing them, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

     The Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which may apply if the repurchase rights summarized above become available to holders of the debentures. In connection with any offer to require us to repurchase debentures as summarized above we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule or form under the Exchange Act.

     We may, to the extent permitted by applicable law and the agreements governing our other debt, at any time purchase the debentures in the open market or by tender at any price or by private agreement. Any debenture so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any debentures surrendered to the trustee may not be reissued or resold and will be canceled promptly.

Repurchase at Option of the Holder Upon a Designated Event

     If a designated event occurs at any time prior to the maturity of the debentures, you may require us to repurchase your debentures, in whole or in part, on a repurchase date specified by us that is not less than 20 nor more than 35 business days after the date of our notice of the designated event. The debentures will be repurchased only in multiples of $1,000 principal amount.

     We will repurchase the debentures at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest, and additional interest paid as liquidated damages, if any, to, but excluding, the repurchase date, unless the repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payment, and additional interest paid as liquidated damages, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date.

     We will mail to all record holders a notice of a designated event within 20 days after it has occurred. We are also required to deliver to the trustee a copy of the designated event notice. If you elect to require us to repurchase your debentures, you must deliver to us or our designated agent, on or before the repurchase date specified in our designated event notice, your repurchase notice and any debentures to be repurchased, duly endorsed for transfer.

     The repurchase notice from the holder must state:

•	if certificated debentures have been issued, the debenture certificate numbers (or, if your debentures are not certificated, your repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of debentures to be repurchased, which must be in $1,000 multiples; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

     You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if your debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the repurchase notice.

     Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the business day following the repurchase date, then, on and after the date:

•	the debenture will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture.

     This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent.

     A “designated event” will be deemed to have occurred upon a “fundamental change” or a “termination of trading,” as such terms are defined below.

     A “fundamental change” is defined to include any of:

   (1) a transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration that is not all or substantially all common stock that:

•	is listed on, or immediately after the transaction or event will be listed on, a U.S. national securities exchange, or

•	is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar U.S. system of automated dissemination of quotations of securities prices;

   (2) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of our capital stock that are entitled to vote generally in the election of directors; or

   (3) continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

     The term “continuing director” means a director who either was a member of our board of directors on the date of this prospectus or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

     The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the debentures upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

     A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the debentures are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq National Market.

     We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act, to the extent applicable, in the event of a designated event.

     This designated event repurchase right could discourage a potential acquirer of Safeguard. However, this designated event repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. No debentures may be repurchased by us at the option of holders upon a designated event if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date.

     We may be unable to repurchase the debentures upon a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the debentures under certain circumstances, or expressly prohibit our repurchase of the debentures upon a designated event or may provide that a designated event is prohibited or constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Use of Proceeds Upon Sales of Interests in Our Non-Strategic Companies

     If we sell an interest in a non-strategic company (the “Triggering Company”) and the aggregate book value of the interest that is the subject of such sale (the “Triggering Sale”), when added to the aggregate book value of all interests in such Triggering Company sold in the preceding 12 months, exceeds $50,000,000, we will:

   (1) within 10 business days after the closing of such sale, purchase the Treasury portfolio and pledge it to the trustee to secure our obligation to pay interest on the debentures through, and including, the March 15, 2009 interest payment date;

   (2) apply, within 12 months of the closing of such sale, an amount (the “Paydown Amount”) equal to the lesser of (a) the aggregate principal amount outstanding of our 5.0% Convertible Subordinated Notes due June 15, 2006 and (b) 50% of any remaining net cash proceeds (after the purchase of the Treasury portfolio) to repurchase our 5.0% Convertible Subordinated Notes due June 15, 2006; provided that if the Paydown Amount is less than $20,000,000, but the amount specified in clause (a) above is greater than $20,000,000, we will apply an amount equal to 50% of the net cash proceeds of all subsequent sales of interests in any non-strategic company to repurchase our 5.0% Convertible Subordinated Notes due June 15, 2006 until we have repurchased an aggregate principal amount of such notes at least equal to $20,000,000; provided, further, that any of our 5.0% Convertible Subordinated Notes due June 15, 2006 that we repurchase, redeem or otherwise retire with shares of our common stock during such 12 month period will be deemed to have been repurchased with such remaining net cash proceeds in satisfaction of the covenant set forth in this clause (2) to the extent of such repurchase; and

   (3) without regard to whether the Paydown Amount is less than $20,000,000, in the case of any sale of any interest in the Triggering Company occurring within the 12 calendar months after the Triggering Sale, apply an amount equal to the lesser of (a) the aggregate principal amount outstanding of our 5.0% Convertible Subordinated Notes due June 15, 2006 and (b) 50% of the net cash proceeds from each such sale, within 12 months of the receipt of such net cash proceeds, to repurchase our 5.0% Convertible Subordinated Notes due June 15, 2006; provided that any of our 5.0% Convertible Subordinated Notes due June 15, 2006 that we repurchase, redeem or otherwise retire during any such subsequent 12 month period with shares of our common stock will be deemed to have been repurchased with the net cash proceeds of such subsequent sale in satisfaction of the covenant set forth in this clause (3) to the extent of such repurchase.

     For purposes of clauses (2) and (3), instruments or securities received from the purchaser that are promptly, but in any event within 30 days of the closing, converted by us into cash shall be considered net cash proceeds received at closing to the extent of the cash actually received.

     On May 27, 2004, CompuCom entered into an Agreement and Plan of Merger which transaction was consummated on October 1, 2004 and resulted in the divestiture of our interest in CompuCom. See “Summary — Recent Developments.” The sale of our interest in CompuCom in such transaction is a “Triggering Sale” and, as such, we have used a portion of the net proceeds received in the transaction to purchase the Treasury portfolio and have pledged it to the trustee. On October 12, 2004, we gave notice to the trustee that we intended to redeem the remainder of our outstanding 5.0% Convertible Subordinated Notes due June 15, 2006 on November 12, 2004. On November 12, 2004, we redeemed the remaining 5.0% Convertible Subordinated Notes.

     The indenture will permit the release of the Treasury securities pledged pursuant to clause (1) above to the extent of any repurchases, redemptions or conversions of the debentures occurring after the date the Treasury portfolio is deposited with the trustee.

     A “Treasury portfolio” is a portfolio of U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to each interest payment date occurring after the deposit of the Treasury portfolio with the trustee, in each case, in an amount equal to the aggregate interest payment due on each such interest payment date (assuming that all debentures outstanding on the date the Treasury portfolio is deposited with the trustee remain outstanding through March 15, 2009).

     Promptly (but in any event within 15 business days) following the closing of a Triggering Sale, we will furnish each holder of debentures at such time written notice of such sale, which notice shall include:

•	the name of the non-strategic company in which an interest was sold;

•	the closing date of such sale;

•	the total net cash proceeds received by us from such sale; and

•	the Paydown Amount relating to such sale.

     Promptly (but in any event within 15 business days) following the closing of any subsequent sale of interest in a non-strategic company, 50% of the net cash proceeds of which must be used to repurchase our 5.0% Convertible Subordinated Notes due June 15, 2006 pursuant to either (x) the first proviso in clause (2) above, or (y) clause (3) above, we will furnish each holder of debentures at such time written notice of such sale, which notice shall include:

•	the name of the non-strategic company in which interests were sold;

•	the closing date of such sale; and

•	the total net cash proceeds received by us from such sale.

     In addition, promptly (but in any event within 15 business days) following any repurchase, redemption or retirement of our 5.0% Convertible Subordinated Notes due June 15, 2006, either with our common stock or the net cash proceeds of any sale of an interest in a non-strategic company as described above, we will furnish each holder of debentures at such time written notice of the date and amount of such repurchase, redemption or retirement. On November 22, 2004, we sent the notice.

     The indenture provides that any Triggering Sale must be for fair market value, as determined in good faith by our board of directors.

     For purposes of any calculation described above in this section, book value shall be determined based solely on the book values of the non-strategic companies as reflected in our financial statements as of December 31, 2003, without regard to any subsequent adjustment to such book values. See “Prospectus Summary — Our Companies” for a list of our non-strategic companies. For the purposes of the foregoing discussion only, the term “non-strategic companies” includes CompuCom Systems, Inc.

Merger and Sale of Assets by Safeguard

     The indenture provides that we may not consolidate with or merge with or into any other person and that we may not sell, convey, transfer or lease all or substantially all of our properties and assets to another person, unless among other items:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person (other than any successor who is bound to our obligations under the debentures and the indenture by operation of law) assumes, by supplemental indenture satisfactory in form and substance to the trustee, all of our obligations under the debentures and the indenture;

•	after giving effect to such transaction, there is no event of default, and no event that, after notice or passage of time or both, would become an event of default; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

     When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the debentures and the indenture.

     For purposes of this section, we will have the option to designate any one of our non-strategic companies, including CompuCom Systems, Inc., such that the sale, conveyance, transfer or lease of our interest in such company will in no event be deemed a sale, conveyance, transfer or lease of “all or substantially all” of our properties and assets (such designation to be made at the time of such transaction). Promptly (but in any event within 15 business days) following the closing of such transaction (the “Exempt Sale”), we will furnish each holder of debentures written notice of this designation. Upon consummation of the CompuCom merger, we designated the divestiture of our interest in CompuCom as the “Exempt Sale” for the purposes of the debentures. In addition, for purposes of determining whether any subsequent transaction constitutes a sale, conveyance, transfer or lease of “all or substantially all” of our properties and assets, the net cash proceeds of the Exempt Sale, minus the cost of the Treasury portfolio (See “— Use of Proceeds Upon Sales of Interests in Our Non-Strategic Companies”), shall be deemed part of our property and assets. For the avoidance of doubt, for purposes of this section, the net cash proceeds from the sale of Sanchez Computer Associates, Inc. and the sale of Tangram Enterprise Solutions, Inc. shall be deemed part of our property and assets to the extent of the cash actually received from such sales.

Events of Default; Notice and Waiver

     The following are events of default under the indenture:

•	failure to pay principal, if any, when due at maturity, upon redemption, repurchase or otherwise on the debentures;

•	failure to pay any interest, or additional interest paid as liquidated damages, if any, on the debentures, when due and such failure continues for a period of 30 days;

•	default in our obligation to deliver shares of our common stock, cash or other property upon conversion of the debentures as required under the indenture and such failure continues for a period of 10 business days;

•	failure to provide notice of the occurrence of a designated event on a timely basis;

•	failure to pay any indebtedness for money borrowed by us or one of our subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly or indirectly, by us) in an outstanding principal amount in excess of $25 million at final maturity or upon acceleration, which indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice as provided in the indenture;

•	failure to pay any final judgments aggregating in excess of $25 million by us or one of our subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly or indirectly, by us);

•	failure to perform or observe any of the covenants described under “— Use of Proceeds Upon Sales of Interest in Our Non-Strategic Companies” and such failure continues for a period of 30 days;

•	failure to perform or observe any of the other covenants in the indenture for 60 days after written notice to us from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding debentures); or

•	certain events involving our bankruptcy, insolvency or reorganization relating to us.

     The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal, premium, interest, or additional interest paid as liquidated damages, if any, on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

     If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal, if any, accrued and unpaid interest, and additional interest paid as liquidated damages, if any, on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, if any, accrued and unpaid interest, and additional interest paid as liquidated damages, if any, on the debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, if any, interest, and additional interest paid as liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled, the acceleration may be rescinded and annulled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults.

     Payments of principal, premium, if any, interest, or additional interest paid as liquidated damages, if any, on the debentures that are not made when due will accrue interest from the required payment date at the annual rate of 1% above the then applicable interest rate for the debentures.

     No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, or interest, or additional interest paid as liquidated damages, if any, on the debentures, unless:

•	the holder has given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in principal amount of outstanding debentures make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures within 60 days of such notice;

•	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Modification and Waiver

     The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debenture if it would:

•	extend the fixed maturity of any debenture;

•	reduce the rate or extend the time for payment of interest, or additional interest paid as liquidated damages, if any, of any debenture;

•	reduce the principal amount of any debenture;

•	reduce any amount payable upon redemption or repurchase of any debenture;

•	adversely change our obligation to redeem any debentures on a redemption date;

•	adversely change our obligation to repurchase any debenture at the option of the holder;

•	adversely change our obligation to repurchase any debenture upon a designated event;

•	impair the right of a holder to institute suit for payment on any debenture;

•	change the currency in which any debenture is payable;

•	impair the right of a holder to convert any debenture or reduce the number of common shares or any other property receivable upon conversion;

•	reduce the quorum or voting requirements under the indenture; or

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture.

     We are permitted to modify certain provisions of the indenture without the consent of the holders of the debentures.

Form, Denomination and Registration

     The debentures will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and multiples of $1,000.

Global Debenture, Book-Entry Form

     Debentures are evidenced by two global debentures. We have deposited the global debentures with DTC and registered the global debentures in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Beneficial interests in a global debenture may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

     Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global debenture.

     We will pay interest, and additional interest paid as liquidated damages, if any, on and the redemption price and the repurchase price of, a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     Neither we, the trustee, registrar, paying agent nor conversion agent have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

     DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     DTC has agreed to the foregoing procedures to facilitate transfers of interests in global debentures among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

     We will issue debentures in definitive certificated form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Securities and Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days;

•	an event of default shall have occurred and the maturity of the debentures shall have been accelerated in accordance with the terms of the debentures and any holder shall have requested in writing the issuance of definitive certificated debentures; or

•	we have determined in our sole discretion that debentures shall no longer be represented by global debentures.

Information Concerning the Trustee

     We have appointed Wachovia Bank, National Association, the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the debentures, the trustee must eliminate such conflict or resign.

Governing Law

     The debentures and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.10, and 1,000,000 shares of preferred stock, par value $10.00. As of November 29, 2004, 119,891,882 shares of our common stock and no shares of preferred stock were outstanding.

Common Stock

     Except as provided for below, the holders of our common stock are entitled to one vote for each share on all matters voted on by shareholders, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock possess all of the voting power. Our amended bylaws provide for cumulative voting in the election of directors which entitles shareholders to cast that number of votes equal to the number of shares that they own multiplied by the number of directors to be elected.

     Subject to any preferential rights of any outstanding series of our preferred stock created by our board of directors from time to time, the holders of our common stock will be entitled to the dividends as may be declared from time to time by our board of directors from funds legally available for dividends, and, upon liquidation, will be entitled to receive pro rata all assets available for distribution to the holders of our common stock. Our certificate of incorporation does not provide for the holders of common stock to have preemptive, subscription or redemption rights. The rights and preferences of common shareholders are subject to the rights of any series of preferred stock we may issue.

Preferred Stock

     By resolution of the board, we may, without any further vote by our shareholders, authorize and issue up to an aggregate of 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more classes or series. With respect to each class or series, the board may determine the designation and the number of shares, voting rights, preferences, limitations and special rights, including any dividend rights, conversion rights, redemption rights and liquidation preferences. Because of the rights that may be granted, the issuance of preferred stock may delay or prevent a change of control.

Supermajority Voting Requirements

     The vote by the holders of 80% of the voting power of all shares of stock entitled to vote in the election of directors is required for any of the following actions:

•	the merger or consolidation of us or any of our subsidiaries;

•	the sale or other disposition of substantially all of our or any of our subsidiaries’ assets; or

•	the sale or lease by any third party to us, or any of our subsidiaries, of assets having a fair market value exceeding $2,000,000 in exchange for voting securities of us or any of our subsidiaries;

if the other party to such transaction is the beneficial owner of 5% or more of any class of or shares of our capital stock entitled to vote in elections of directors.

     This 80% voting requirement, however, is not applicable in the following circumstances:

•	our board of directors approved the agreement relating to the transaction prior to the time the other party acquired its 5% interest; or

•	our board of directors otherwise approved the transaction, provided that a majority of the directors in office prior to the time the other party acquired its 5% interest voted in favor of the transaction.

     This 80% voting requirement can only be amended or repealed with the approval by the vote of the holders of 80% of the voting power of all shares of stock entitled to vote in the election of directors.

Pennsylvania Anti-Takeover Laws

     The Pennsylvania corporate law contains provisions applicable to publicly held Pennsylvania corporations that may be deemed to have an anti-takeover effect. Safeguard specifically opted out of all of these provisions, except for those described below.

     Under Section 1715 of the Pennsylvania corporate law, directors of the corporation are not required to regard the interests of the shareholders as being dominant or controlling in considering the best interests of the corporation. The directors may consider, to the extent they deem appropriate, such factors, including:

•	the effects of any action upon any group affected by such actions including shareholders, employees, suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located;

•	the short term and long term interests of the corporation, including benefits that may accrue to the corporation from its long term plans and the possibility that these interests may be best served by the continued independence of the corporation;

•	the resources, intent and conduct of any person seeking to acquire control of the corporation; and

•	all other pertinent factors.

     Section 1715 further provides that any act of the board of directors, a committee of the board or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of disinterested directors have assented will be presumed to satisfy the standard of care set forth in the Pennsylvania corporate law, unless it is proven by clear and convincing evidence that the disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of the Pennsylvania corporate law, directors are provided with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

     Chapter 25, Subchapter F of the Pennsylvania corporate law is designed to regulate certain business combinations between most publicly traded Pennsylvania corporations and interested shareholders. In general, Subchapter F prohibits the consummation of enumerated business combination transactions during a five year moratorium period. The moratorium period does not apply to:

•	business combinations with persons who became interested shareholders with the approval of the board of directors;

•	business combinations that were approved prior to the date on which the shareholder became an interested shareholder;

•	business combinations approved by a majority of disinterested shareholders at a meeting at least three months after the interested shareholder acquires at least 80% of the outstanding voting stock if the consideration paid to other holders of the corporation’s outstanding securities satisfies fair price requirements set forth in Subchapter F of the Pennsylvania corporate law; and

•	business combinations approved by all of the holders of the outstanding shares.

     The moratorium period runs from the date on which the interested shareholder becomes an interested shareholder. Generally, a shareholder becomes an interested shareholder the date the shareholder first acquires beneficial ownership of 20% or more of the corporation’s voting shares. After the moratorium period, the corporation can undertake a business combination with an interested shareholder only upon approval of disinterested shareholders holding a majority of the voting shares or in a transaction approved by shareholders that satisfies the fair price provisions referred to above.

     Section 1715 and Subchapter F may discourage open market purchases of our Common Stock or a non-negotiated tender or exchange offer for our Common Stock of a corporation and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transactions. In addition, Section 1715 and Subchapter F may have a depressive effect on the price of our Common Stock.

Transfer Agent and Registrar

     The Transfer Agent and Registrar with respect to our Common Stock is Mellon Investor Services, L.L.C.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of the material U.S. federal income tax consequences of ownership of debentures and our common stock deals only with purchasers who hold our debentures and our common stock as capital assets, and not with special classes of holders, such as:

•	dealers in securities or currencies;

•	traders in securities that elect to mark to market;

•	banks and certain financial institutions;

•	tax-exempt organizations;

•	life insurance companies;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons that hold debentures as a hedge or as part of a straddle or conversion transaction or that are hedged against currency risks;

•	persons (other than United States Alien Holders, as defined below) whose functional currency is not the U.S. dollar; or

•	persons subject to the alternative minimum tax.

     This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

     PROSPECTIVE PURCHASERS OF DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE CONSEQUENCES, IN THEIR PARTICULAR CIRCUMSTANCES, UNDER THE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION, OF THE OWNERSHIP OF DEBENTURES AND OUR COMMON STOCK.

United States Holders

     This subsection describes the U.S. federal income tax consequences to a United States Holder. You are a United States Holder if you are a beneficial owner of a debenture or our common stock who is:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     Payments of Interest

     Interest on a debenture will be taxable to you as ordinary income at the time you receive it or when it accrues, depending on your method of accounting for tax purposes.

     Registration of the Debentures

     We have agreed to use our best efforts to keep this registration statement effective for a period of time as described herein. If we do not take these steps, subject to the requirements described in the registration rights agreement and indenture, we will make payments of additional interest on the same dates that we make interest payments on the debentures until the default is corrected.

     We intend to treat the possibility of the payment of such additional interest as “remote” under applicable U.S. Treasury regulations. We, therefore, do not intend to treat this possibility as affecting the amount and timing of interest income recognized on the debentures or the character of income recognized on the sale, exchange, redemption or repurchase of a debenture. In the event that additional interest is paid on the debentures, it would affect the amount and timing of the interest income that must be recognized on the debentures. Our determination that the possibility of such additional interest being paid is remote is binding on each United States Holder unless the holder explicitly discloses that it is taking a different position in the manner required by applicable U.S. Treasury regulations. Our determination, however, is not binding on the Internal Revenue Service (the “IRS”). If the IRS were to take a contrary position, the amount and timing of interest income recognized on the debentures and the character of income recognized on the sale, exchange, redemption or repurchase of a debenture could be different from that described herein.

     Sale, Exchange, Redemption or Repurchase of the Debentures

     You will generally recognize gain or loss on the sale, exchange (other than a conversion), redemption or repurchase of your debenture equal to the difference between the amount you realize on the sale, exchange, redemption or repurchase and your tax basis in your debenture. For this purpose, the amount realized does not include any amount attributable to accrued but unpaid interest. Amounts attributable to accrued interest will be treated as interest as described under “— Payments of Interest” above. Gain or loss you recognize on the sale, exchange, redemption or repurchase of your debenture will be capital gain or loss and will be long-term capital gain or loss if you held the debenture for more than one year. Long-term capital gains for noncorporate taxpayers, including individuals, are taxable at a maximum rate of 15 percent for years prior to 2009 and short-term capital gains of such taxpayers are taxable at ordinary income rates. If you recognize a capital loss, the deductibility of such capital loss is subject to limitations.

     Conversion of the Debentures

     You generally will not recognize any income, gain or loss upon conversion of a debenture into our common stock except with respect to cash received in lieu of a fractional share of common stock. Your tax basis in the common stock received on conversion of a debenture will be the same as your adjusted tax basis in the debenture at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the common stock received on conversion will include the holding period of the debenture converted, except that the holding period of any common stock received that is attributable to accrued interest will commence on the day after conversion. The fair market value of common stock received that is attributable to accrued interest will be treated as interest as described under "— Payments of Interest” above.

     Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and your adjusted tax basis in the fractional share).

     Conversion Rate Adjustments

     The conversion rate of the debentures will be adjusted in certain circumstances as described under “Description of the Debentures — Conversion of Debentures.” In general, holders of convertible debt instruments such as the debentures may, in certain circumstances, be deemed to have received a distribution if the conversion rate of such instruments is adjusted. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution. Certain of the possible adjustments provided in the debentures (including, without limitation, adjustments in respect of certain cash dividends to our shareholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions taxable as dividends to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) even though you have not received any cash or property as a result of such adjustments. It is unclear whether any such constructive dividend would be eligible for the reduced rates of U.S. federal income tax applicable to certain dividends received by noncorporate holders. It is also unclear whether a corporate holder would be entitled to claim the dividends-received deduction with respect to a constructive dividend. In certain circumstances, the failure to provide for a conversion rate adjustment may result in taxable dividend income to United States Holders of our common stock.

     Distributions on our Common Stock

     You will be taxed on distributions on our common stock as ordinary dividend income to the extent paid out of our current or accumulated earnings and profits for U.S. federal income tax purposes. If you are taxed as a corporation, dividends may be eligible for the dividends-received deduction. The Code contains various limitations upon the dividends-received deduction. If you are a corporate shareholder, please consult your tax adviser with respect to the possible application of these limitations to your ownership or disposition of stock in your particular circumstances.

     You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the stock is greater than or equal to the amount of the distribution. However, you would be required to reduce your tax basis (but not below zero) in the stock by the amount of the distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in our common stock. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on this portion of a distribution.

     Noncorporate United States Holders who receive dividends with respect to our common stock before 2009 may be eligible to have those dividends taxed as net capital gain at a maximum rate of 15 percent, provided such dividends are paid out of our current or accumulated earnings and profits for United States income tax purposes and certain holding period requirements are satisfied.

     Sale of our Common Stock

     If you sell or otherwise dispose of your common stock, you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the stock.

     Your adjusted tax basis and holding period in our common stock received upon conversion of a debenture are determined as discussed above under “— Conversion of the Debentures.” This capital gain will be taxed to United States Holders as long-term capital gain if the common stock is held for more than one year. Such long-term capital gain will generally be subject to a reduced rate of U.S. federal income tax if recognized by noncorporate United States Holders, which rate will be a maximum of 15 percent for years prior to 2009. Limitations apply to the deduction of capital losses.

     Market Discount

     The resale of debentures may be affected by the impact on a purchaser of the market discount provisions of the Code. For this purpose, the market discount on a debenture acquired by you if you are a purchaser of debentures other than an initial purchaser generally will equal the amount, if any, by which the stated redemption price at maturity of the debenture exceeds your adjusted tax basis in the debenture immediately after its acquisition. If you acquire a debenture at a market discount, subject to a limited exception, these provisions generally require you to treat as ordinary income any gain you recognize on the disposition of that debenture to the extent of the accrued market discount on that debenture at the time of maturity or disposition, unless you elect to include accrued market discount in income over the life of the debenture. If you hold a debenture with market discount and you receive common stock upon conversion of the debenture, gain to the extent of accrued market discount that you have not previously included in income with respect to the converted debenture through the date of conversion will be treated as ordinary income when you dispose of the common stock.

     This election to include market discount in income over the life of the debenture, once you make it, applies to all market discount obligations you acquire on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (the “IRS”). In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the debenture at the time of acquisition, or, at your election, under a constant yield method. If you make an election, it will apply only to the debenture with respect to which you make it, and it may not be revoked. If you are a United States Holder who acquires a debenture at a market discount who does not elect to include accrued market discount in income over the life of the debenture, you may be required to defer the deduction of a portion of the interest on any indebtedness you incurred or maintained to purchase or carry the debenture until maturity or until you dispose of the debenture in a taxable transaction.

     Amortizable Premium

     A debenture is purchased at a premium if its adjusted basis, immediately after its purchase exceeds the amounts payable (other than qualified stated interest) on the debenture. If you are a United States Holder who purchases a debenture at a premium, you generally may elect to amortize that premium from the purchase date to the debenture’s maturity date under a constant-yield method that reflects semiannual compounding based on the debenture’s payment period. Amortizable premium, however, will not include any premium attributable to a debenture’s conversion feature. The premium attributable to the conversion feature is the excess, if any, of the debenture’s purchase price over what the debenture’s fair market value would be if there were no conversion feature. Amortized premium is treated as an offset to interest income on a debenture and not as a separate deduction. Your election to amortize premium on a constant yield method, once made, applies to all debt obligations you hold or subsequently acquire on or after the first day of the first taxable year to which the election applies and you may not revoke it without the consent of the IRS.

     Backup Withholding and Information Reporting

     In general, if you are a noncorporate United States Holder, we and other payors are required to report to the IRS all payments of principal and interest on your debenture, any dividends or other taxable distributions with respect to our common stock and the proceeds of the sale or other disposition of a debenture before maturity within the United States, and backup withholding will apply to such payments if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

United States Alien Holders

     This subsection describes the tax consequences to a United States Alien Holder. For purposes of this discussion, you are a United States Alien Holder if you are for United States income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust, in either case not subject to U.S. federal income tax on a net income basis in respect of income or gain from a debenture or our common stock.

Payments on the Debentures

     Subject to the discussion of backup withholding below, payments of principal and interest by us or another payor to you will not be subject to U.S. federal income or withholding tax if:

     (1) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

     (2) you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership; and

     (3) the payor does not have actual knowledge or reason to know that you are a United States person and:

     (a) you certify to the payor, under penalties of perjury, on an IRS Form W-8BEN or an acceptable substitute form, that you are not a United States person;

     (b) in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the payor documentation that establishes your identity and status as a person who is not a United States person;

     (c) the payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

     (i) a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

     (ii) a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS); or

     (iii) a U.S. branch of a non-United States bank or of a non-United States insurance company;

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a person who is not a United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS);

     (d) the payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and that holds your debentures, certifying to the payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution, and to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form; or

     (e) the payor otherwise possesses documentation upon which it may rely to treat the payment as made to a person who is not a United States person in accordance with U.S. Treasury regulations.

     Notwithstanding the above, unless the United States Alien Holder qualifies for an exemption from such a tax or for a lower rate of tax under an applicable income tax treaty, a United States Alien Holder that is engaged in the conduct of a United States trade or business will be subject to (i) U.S. federal income tax on interest that is effectively connected with the conduct of such trade or business, and (ii) if the United States Alien Holder is a corporation, a United States branch profits tax equal to 30% of its “effectively connected earnings and profits” as adjusted for the taxable year.

     Conversion, Redemption or Repurchase of the Debentures

     A United States Alien Holder generally will not be subject to U.S. federal income or withholding tax on the conversion of a debenture into our common stock. However, to the extent that a United States Alien Holder receives cash in lieu of a fractional share of common stock upon conversion, any gain upon the receipt of such cash would be subject to the rules described below in ‘—Gain on Disposition of the Debentures or our Common Stock.” If we

redeem the debentures or repurchase the debentures at the option of a United States Alien Holder, such exchange will generally have the results described above in “United States Holders — Sale, Exchange, Redemption or Repurchase of the Debentures,” except that any gain recognized is subject to the rules described below in “— Gain on Disposition of the Debentures or the Common Stock.” Similarly, for cash received that is attributable to interest, such cash may give rise to interest income that would be subject to the rules described above in “— Payments on the Debentures.”

     Distributions on our Common Stock

     Except as described below, if you are a United States Alien Holder of our common stock, dividends (including constructive dividends as described above in “United States Holders — Conversion Rate Adjustments”) paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. In the case of any constructive dividend, it is possible that this tax would be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to you. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a United States person and your entitlement to the lower treaty rate with respect to such payments; or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

     If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

     If dividends paid to you are effectively connected with your conduct of a trade or business within the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are not a United States person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

     Effectively connected dividends are taxed at rates applicable to United States Holders, subject to possible reduction under an applicable income tax treaty if the dividends are not attributable to a permanent establishment that you maintain in the United States.

     If you are a corporate United States Alien Holder, effectively connected dividends that you receive may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

     Gain on Disposition of the Debentures or our Common Stock

     If you are a United States Alien Holder, subject to the discussion below concerning backup withholding, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of the debentures (including by redemption or repurchase) or our common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, and, to the extent required by an applicable income tax treaty, the gain is attributable to a permanent establishment that you maintain in the United States;

•	you are an individual holder present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•	we are or have been a United States real property holding corporation for federal income tax purposes at any time within the five-year period preceding such disposition or the United States Alien Holder’s holding period, whichever is shorter, and certain exemptions do not apply. We have not been, are not and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

     If you are a corporate United States Alien Holder, effectively connected gains that you recognize may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

     Backup Withholding and Information Reporting

     Information returns will be filed with the IRS in connection with payments on the debentures and dividends on the common stock. Unless the United States Alien Holder complies with certain certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the debentures and common stock and the United States Alien Holder may be subject to U.S. backup withholding tax on payments on the debentures and on the common stock or on the proceeds from a sale or other disposition of the debentures or common stock. The certification procedures described in clause (3) under ‘— Payments on the Debentures” above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a United States Alien Holder will be allowed as a credit against the United States Alien Holder’s U.S. federal income tax liability and may entitle the United States Alien Holder to a refund, provided that the required information is timely furnished to the IRS.

LEGAL MATTERS

     The validity of the securities offered by this prospectus have been passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

EXPERTS

     The consolidated financial statements of Safeguard Scientifics, Inc. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2003 financial statements refers to a change in the method of accounting for goodwill and other intangible assets after they have initially been recognized in the financial statements.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

     The expenses set forth below relate solely to the preparation and filing of this Registration Statement, and the Registrant may incur additional expenses in connection with an offering of the securities registered hereunder (all such expenses will be borne by the Registrant):

SEC registration fee	$19,005
Legal fees and related expenses	68,399
Accounting fees and expenses	25,000
Printing and engraving expenses	7,500
Trustee and transfer agent fees and expenses	0
Miscellaneous	0

Total	$119,904

     None of the expenses listed above will be borne by the selling securityholders.

ITEM 15. Indemnification of Officers and Directors.

     Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”) provide that a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. The corporation is required to indemnify directors and officers against expenses they actually and reasonably incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

     Section 1713 of the PBCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. The statute provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or responsibility under a criminal statute.

     Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     The Registrant’s Articles of Incorporation provide that a director or officer of the Registrant shall not be personally liable for monetary damages as such (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys’ fees and disbursements)) for any action taken, or any failure to take any action, unless the director or officer has breached or failed to perform the duties of his or her office under the Articles or the bylaws of the Registrant or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness provided that such limitation on monetary damages does not relieve a director or officer of liability for the payment of any taxes pursuant to local, state or federal law, or liability or responsibility pursuant to any criminal statute.

     Section 6 of Article II of the bylaws also limits the monetary liability of directors for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office. The limitation on monetary liability does not extend to breaches of duty constituting self-dealing, willful misconduct or recklessness and does not relieve a director of liability for the payment of any taxes pursuant to local, state or federal law, or liability or responsibility pursuant to any criminal statute.

     Article VIII of the bylaws provides, except as expressly prohibited by law, an unconditional right to indemnification for expenses and any liability paid or incurred by any director or officer of the Registrant, or any other person designated by the board of directors as an indemnified representative, in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise, by reason of the fact that such person is or was serving in an indemnified capacity, including without limitation liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to stricter products liability, except where such indemnification is expressly prohibited by applicable law or where the conduct of the indemnified representative has been determined to constitute willful misconduct, recklessness or self-dealing sufficient in the circumstances to bar indemnification against liabilities arising from the conduct.

     The Registrant has a directors’ and officers’ liability insurance policy that affords directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

ITEM 16. EXHIBITS

Exhibit	Exhibit
Number	Title
4.1	Indenture, dated as of February 18, 2004, between Safeguard Scientifics, Inc. and Wachovia Bank, National Association, as trustee (2) (Exhibit 4.10)

4.2	Form of 2.625% Convertible Senior Debentures (included in Exhibit 4.1) (2) (Exhibit 4.10)

4.3	Registration Rights Agreement, dated as of February 18, 2004, between Safeguard Scientifics, Inc. and Wachovia Capital Markets, LLC (2) (Exhibit 4.12)

5.1	Opinion of Morgan, Lewis & Bockius LLP (1)

12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges (3)

23.1	Consent of KPMG LLP (3)

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)(1)

25.1	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939 (1)

(1)	Previously filed.

(2)	Incorporated by reference to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended.

(3)	Filed herewith.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filings on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, Commonwealth of Pennsylvania on November 30, 2004.

SAFEGUARD SCIENTIFICS, INC.
By:	ANTHONY L. CRAIG
Anthony L. Craig
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
ANTHONY L. CRAIG Anthony L. Craig	Chief Executive Officer and President, and Director (Principal Executive Officer)	November 30, 2004

CHRISTOPHER J. DAVIS Christopher J. Davis	Executive Vice President and Chief Administrative and Financial Officer (Principal Financial and Accounting Officer)	November 30, 2004

* Julie A. Dobson	Director	November 30, 2004

* Robert E. Keith, Jr.	Chairman of the Board of Directors	November 30, 2004

* Andrew E. Lietz	Director	November 30, 2004

Signature	Title	Date
* George MacKenzie	Director	November 30, 2004

* Jack L. Messman	Director	November 30, 2004

* John W. Poduska, Sr.	Director	November 30, 2004

* Robert Ripp	Director	November 30, 2004

* John J. Roberts	Director	November 30, 2004

* By:	CHRISTOPHER J. DAVIS Christopher J. Davis, as Attorney-in-fact

INDEX TO EXHIBITS

Exhibit	Exhibit
Number	Title
4.1	Indenture, dated as of February 18, 2004, between Safeguard Scientifics, Inc. and Wachovia Bank, National Association, as trustee (2) (Exhibit 4.10)

4.2	Form of 2.625% Convertible Senior Debentures (included in Exhibit 4.1) (2) (Exhibit 4.10)

4.3	Registration Rights Agreement, dated as of February 18, 2004, between Safeguard Scientifics, Inc. and Wachovia Capital Markets, LLC (2) (Exhibit 4.12)

5.1	Opinion of Morgan, Lewis & Bockius LLP (1)

12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges (3)

23.1	Consent of KPMG LLP (3)

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)(1)

25.1	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939 (1)

(1)	Previously filed.

(2)	Incorporated by reference to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended.

(3)	Filed herewith.